UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that FirstMerit Corporation intends to release definitive copies of the proxy statement to security holders on or about March 6, 2015.

III CASCADE PLAZA
AKRON, OHIO 44308
March [6], 2015
To Our Shareholders:
You are cordially invited to attend the 2015 Annual Meeting of Shareholders of FirstMerit Corporation (“FirstMerit” or the “Company”) to be held on April 15, 2015, at 10:00 a.m., local time, at FirstMerit Tower, 7th Floor, 106 South Main Street, Akron, Ohio 44308.
At the Annual Meeting, you will be asked to: (i) elect 15 directors whose terms will expire at the Annual Meeting in 2016; (ii) ratify the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (iii) approve, on an advisory basis, the compensation of FirstMerit’s named executive officers; (iv) consider and vote upon a proposal to amend Article III, Section 2, of FirstMerit’s Second Amended and Restated Code of Regulations, as Amended, to implement proxy access; and (v) consider a shareholder proposal if properly presented at the Annual Meeting.
Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the proxy, if you received printed proxy materials, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

PAUL G. GREIG
Chairman, President and Chief Executive Officer

March [6], 2015
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 15, 2015

On April 15, 2015, FirstMerit Corporation (“FirstMerit”) will hold its Annual Meeting of Shareholders at 10:00 a.m., local time, at FirstMerit Tower, 7th Floor, 106 South Main Street, Akron, Ohio 44308, for the following purposes:

•	to elect fifteen directors;

•	to ratify the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	to approve, on an advisory basis, the compensation of FirstMerit’s named executive officers;

•	to consider and vote upon a proposal to amend Article III, Section 2, of FirstMerit’s Second Amended and Restated Code of Regulations, as Amended, to implement proxy access;

•	to consider a shareholder proposal if properly presented at the annual meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

The FirstMerit board of directors has fixed the close of business on February 20, 2015, as the record date for the annual meeting. Only FirstMerit shareholders of record at that time are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement of the annual meeting.

FirstMerit is taking advantage of Securities and Exchange Commission rules that allow it to furnish proxy materials via the Internet. FirstMerit believes that this approach provides a convenient way for shareholders to access their proxy materials and vote their shares, while lowering the Company's printing and delivery costs and reducing the environmental impact associated with the annual meeting.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the Internet site listed on the FirstMerit proxy card, by voting telephonically using the phone number listed on the FirstMerit proxy card or, if you received printed proxy materials, by submitting your proxy card by mail. If you received printed proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of FirstMerit common stock who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the annual meeting in the manner described in the accompanying document.

The FirstMerit board of directors recommends that you vote: (i) “FOR” the election of each of the director nominees; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (iii) “FOR” approval, on an advisory basis, of the compensation of FirstMerit’s named executive officers; (iv) “FOR” approval of a proposal to amend Article III, Section 2, of FirstMerit’s Second Amended and Restated Code of Regulations, as Amended, to implement proxy access; and (v) “AGAINST” the shareholder proposal.

By Order of the Board of Directors

Carlton E. Langer
Executive Vice President, Chief Legal Officer and Corporate Secretary
YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

Proxy Summary
This summary contains information that is shown elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please continue reading the entire proxy statement before voting.
Voting and Meeting Information
Your vote is important. Please vote your shares promptly, regardless of whether you plan to attend the annual meeting. Before voting, please carefully review the proxy materials for the 2015 Annual Meeting of Shareholders and follow the instructions that follows to cast your vote on all of the voting matters.
When and where is the annual meeting?
The annual meeting will be held at FirstMerit Tower, 7th Floor, 106 South Main Street, Akron, Ohio 44308 on April 15, 2015, at 10:00 a.m., local time.
Who is Eligible to Vote?
FirstMerit’s Board of Directors has set February 20, 2015 as the “record date” for the annual meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 20, 2015, there were 165,385,707 shares of FirstMerit common stock, no par value, outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the annual meeting and there is no cumulative voting.
How Can I Vote?
Shareholders of record may vote on matters that are properly presented at the annual meeting in four ways:

•	By completing the accompanying proxy, if you received printed proxy materials, and returning it by mail in the envelope provided

•	By submitting your vote telephonically

•	By submitting your vote electronically via the Internet

•	By attending the annual meeting and casting your vote in person
Unable to attend the Meeting in Person?
The proxy statement, Form 10-K for the year ended December 31, 2014 and the 2014 Annual Report are available free of charge at www.Proxyvote.com.

Additional information can be located on our website at www.firstmerit.com/about-us/investors

A

BALLOT ITEMS
Shareholders are being asked to vote on the following items at the 2015 Annual Meeting of Shareholders:

ITEMS	BOARD RECOMMENDATION
Item 1:
To Elect Fifteen Directors	FOR
Item 2:
Ratify the Appointment of Ernst & Young LLP as FirstMerit’s Independent Registered Public Accounting Firm	FOR
Item 3:
Approve, on an Advisory Basis, the Compensation of FirstMerit’s Named Executive Officers	FOR
Item 4:
To Consider and Vote upon a Proposal to Amend Article III, Section 2, of FirstMerit’s Second Amended and Restated Code of Regulations, as Amended, to Implement Proxy Access	FOR
Item 5:
Consider a Shareholder Proposal if Properly Presented at the Annual Meeting	AGAINST

B

DIRECTOR NOMINEES (PAGE 16)

NAME	AGE	DIRECTOR SINCE	OCCUPATION	COMMITTEE MEMBERSHIP	NUMBER OF OTHER PUBLIC COMPANY BOARDS
Lizabeth Ardisana	63	2013	Principal owner of ASG Renaissance, a technical and communication services firm	C	—
Steven H. Baer	65	2007	Partner at High Ridge Partners, Inc., Chicago, Illinois, a private turnaround, restructuring and financial consulting firm	R	—
Karen S. Belden	72	1996	Former realtor with DeHoff Realtors	R	—
R. Cary Blair	75	1996	Formerly served as Chairman and CEO of the Westfield Group, a group of financial services and insurance companies	C; E	—
John C. Blickle	64	1990	President of Rubber City Arches, LLC, which is the owner/operator of 20 McDonald’s franchises	A; C; CG&N; E	—
Robert W. Briggs	73	1996	Retired President of the GAR Foundation	E; R	—
Richard Colella	79	1998	Managing Partner of the law firm of Colella & Weir, P.L.L.	R	—
Robert S. Cubbin	57	2013	President and CEO of Meadowbrook Insurance Group	A	2
Gina D. France	56	2004	President of France Strategic Partners LLC	A; CG&N	2
Paul G. Greig	59	2006	Chairman, President and CEO of FirstMerit	E	—
Terry L. Haines	68	1991	Retired Chairman, President and CEO of A. Schulman, Inc.	C; CG&N	—
J. Michael Hochschwender	54	2005	President and CEO of The Smithers Group, a private group of companies that provides technology-based services	A; C	—
Clifford J. Isroff	78	1981	Retired Chairman and Secretary of I Corp., a manufacturing holding company, as well as the President and Chief Operating Officer of Sterling Jewelers	C; CG&N; E; R	—
Philip A. Lloyd II	68	1988	Chief Operating Officer of McDowell Family, LLC, a private family investment company	E; R	—
Russ M. Strobel	62	2012	Retired chairman, CEO and president of Nicor Inc. and Nicor Gas Company	R	—

C

HOW WE RESPONDED TO SHAREHOLDERS (PAGE 22)
Investor Outreach
As a result of last year's Say on Pay vote, we enhanced the investor outreach program that we have had in place for the past several years. We engaged with our largest 25 investors in order to gather feedback regarding our executive compensation program, and we held conversations with two prominent shareholder advisory firms in order to further understand their policies and how they relate to the perspectives held by our shareholders.

Below are the key items we heard from investors, and how we responded:

WHAT WE HEARD:	WHAT WE DID:
Discretionary bonuses are not a preferred practice. Investors prefer that cash incentives be delivered in connection with specific, pre-defined performance metrics that drive company value.	No discretionary bonuses were granted for 2014 to our named executive officers (or NEOs).
The use of guaranteed bonuses in connection with new hires should be limited.
While investors understand that attracting key executives can require unique temporary arrangements, investors do not want guaranteed bonuses to become a regular part of legacy officers' compensation packages under normal circumstances.
None of our NEOs had a guaranteed bonus for 2014.
Our freezing of the CEO's Supplemental Executive Retirement Plan (or SERP) in 2013 should be viewed as a one-time event.	None of our NEOs had a SERP frozen in 2014, and no SERP freezes are planned in the future.
The short-term cash incentive plan (or ICP) goals are too complex.
Investors felt that the use of 14 incentive measures in our ICP for 2013 diluted the impact of the most crucial performance goals and did not facilitate investor or participant understanding.

We redesigned the 2014 ICP to reduce the number of corporate performance goals from 14 to six, eliminated the use of peer relative measures, and eliminated a variable weighting system that had previously been in place.

The performance measurement period for our equity awards should be lengthened.
Under our previous award methodology, performance-vested awards were earned based on performance in three successive one-year periods. Shareholders expressed a preference for a multi-year measurement of performance.

The performance awards granted in 2015 will utilize a single three-year performance period. For those awards, performance will be measured from 2015-2017, and awards will vest, if at all, early in 2018. In addition, the percentage of awards that vest based on performance has been increased from 52% to 60% of the total target award value. Following that change, a full 55% of our CEO's target direct compensation will be entirely contingent on performance.

These changes are being implemented for the 2015 awards as the 2014 awards had already been granted and tax considerations prevented us from adequately modifying our NEOs' 2014 awards.

Anti-hedging and anti-pledging policies should be implemented.
Investors felt that the equity alignment between our executives, directors, and shareholders could be strengthened by implementing policies prohibiting hedging or pledging of shares.

We adopted policies in early 2015 that prohibit executives and directors from any hedging or pledging of FirstMerit shares, including buying or selling puts or calls, short sales, holding FirstMerit shares in margin accounts, and pledging of FirstMerit shares as collateral for a loan.

D

Incentive Plan Changes
Based on the feedback we received from our shareholders, we made significant changes to our ICP and our equity incentive plan for 2014 and 2015 in order to simplify understanding of the plans for both investors and participants, facilitate clear understanding and appreciation of the rigor of the performance goals, and enhance the connection between the long-term success of our company and the rewards to our executives. The modifications to the current plans are further steps along a process that we began at the end of 2012, when based on conversations with our shareholders we undertook a complete redesign of both plans in the interest of strengthening the link between pay and performance.

In the exhibits below we summarize the changes in both our ICP and equity incentive plan since 2012.

Short-Term ICP Timeline

E

Equity Incentive Plan Timeline
Mix of Pay
We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay, particularly following the changes to our incentive plans for 2014 and 2015 as described above. The exhibit below presents the mix of direct compensation at target performance for our CEO following those changes.

F

GLOSSARY OF KEY ABBREVIATIONS
NEO	Named Executive Officer
SERP	Supplemental Executive Retirement Plan
ICP	Incentive Compensation Plan
RSU	Restricted Stock Unit
ROAA	Return on Average Assets
ROATE	Return on Average Tangible Equity
ROACE	Return on Average Common Equity
NPA	Non-Performing Assets
OREO	Other Real Estate Owned
OUR SUSTAINED HIGH PERFORMANCE (PAGE 25)
2014 was another successful year for FirstMerit in the key financial and operational areas that have been the hallmarks of our historical success and that we believe truly drive long-term value.
•Strong, Predictable Earnings Base: We achieved our 63rd consecutive quarter of profitability, in addition to increasing our full-year earnings per share from $1.18 in 2013 to $1.39 in 2014.
•Solid Organic Growth: We experienced robust growth in our commercial, retail, and wealth banking product areas, in addition to extending our market opportunities by further expansion of the Michigan and Wisconsin markets.
•Profitably Growing Balance Sheet: Commercial loan production was up 17.8% over 2013, while at the same time we maintained industry-leading asset quality.
•Disciplined Capital Allocation: Our primary focus in 2014 continued to be organic growth and shareholder dividends, as demonstrated by the fact that we have paid a dividend every quarter as a public company, dating back to 1981.
•Best-in-Class Regulatory Management: We proactively invested to enhance our regulatory management and compliance in the short-term in order to best position ourself for the long-term.

The result of our continued focus in 2014 on the basic fundamentals of sound banking listed above was that we continued our trend of outperforming our peers on the key operational measures that we believe translate to long-term success in our industry, including profitability, net interest margin, and credit quality. Our performance in each of those categories over the last five years relative to our peers is demonstrated in the charts below through Return on Average Assets (ROAA) and Non-Performing Assets/Loans + Other Real Estate Owned, both of which are utilized in our ICP, and net interest margin. See page 34 for a listing of our peers.

G

ROAA
FMER and Peer Group Quartiles
ROAA (%)
1.20
1.00
0.80
0.60
0.40
0.20
0.00
75TH PERCENTILE
50TH PERCENTILE
25TH PERCENTILE
FMER
2010Y
2011Y
2012Y
2013Y
2014Y

Net Interest Margin
FMER and Peer Group Quartiles
Net Interest Margin (%)
4.20
4.00
3.80
3.60
3.40
3.20
3.00
75TH PERCENTILE
50TH PERCENTILE
25TH PERCENTILE
FMER
2010Y
2011Y
2012Y
2013Y
2014Y

Credit Quality - NPAs / Loans + OREO
FMER and Peer Group Quartiles
NPAs / Loans + OREO (%)
0.00
0.50
1.00
1.50
2.00
2.50
3.00
3.50
4.00
75TH PERCENTILE
50TH PERCENTILE
25TH PERCENTILE
FMER
2010Y
2011Y
2012Y
2013Y
2014Y

PERFORMANCE-BASED COMPENSATION (PAGE 27)
The cornerstone of our executive compensation program is competitive pay for outstanding performance. We seek to ensure that the compensation received by our executives is aligned with our performance, and that a meaningful portion of our executives' pay is wholly contingent on the achievement of the annual and long-term performance goals that drive our success as an organization as well as value to our shareholders.

While our performance in 2014 was strong, it did represent a slight decrease in performance from 2013 in certain areas. The compensation for our executives decreased commensurately, illustrating a close link between our corporate performance and our executive compensation. The following shows the directional relationship between our corporate performance, as measured by two of our key measures of profitability, and the direct compensation paid to our CEO. The two key measures, Return on Average Assets (ROAA) and Return on Average Tangible Equity (ROATE), were chosen because they are used in measuring our performance under our ICP, they allow us to compare our profitability before and after the Citizens Republic acquisition while normalizing for the significant increase in our organization's size, and we believe long-term profitability is a key driver of long-term shareholder value. Direct compensation consists of salary, cash incentives, and the grant date value of equity awards.

H

Note: Differs from our GAAP-reported financials due to the exclusion of certain one-time non-recurring items. See Annex A on page 76 for reconciliation of our non-GAAP financial measures to our results as reported under GAAP.

As shown above, our CEO's direct compensation decreased from 2013 to 2014, as a result of two factors: (1) Mr. Greig received an achievement bonus in 2013 for his leadership through the Citizens Republic acquisition, which was not repeated in 2014; and (2) based on our performance, Mr. Greig received a smaller payout under our ICP for 2014 than for 2013.

Mr. Greig's reported total compensation also decreased by nearly $11.5 million from 2013 to 2014, which was a result of the two factors mentioned above as well as a one-time accounting accrual to his SERP in connection with the freezing of his SERP benefit in 2013. Mr. Greig's SERP benefit will not change in the future, so no additional accruals will be recognized. Therefore we do not expect any future compensation to be reportable for him as a result of that plan.

We focus on direct compensation rather than total compensation in assessing the appropriateness of our executive compensation programs because it is more sensitive to organizational performance, and is subject to fewer external variables such as interest rates. For example, Mr. Greig's 2013 total compensation appears inflated because of the freezing of his SERP benefit and, as a result, our three-year CEO pay and performance appear to be misaligned. However, we believe that the exhibits above demonstrate that, absent the impact of SERP accruals in 2013 and prior years, our CEO's direct compensation is strongly linked to corporate performance.

The table below presents the direct compensation paid to each of our NEOs in 2014, which differs from the disclosure required by the SEC in the Summary Compensation Table. Therefore, this table should not be viewed as a replacement or substitute for the 2014 Summary Compensation Table or other compensation tables provided later in this document.

As illustrated below, each of our NEOs' direct compensation was lower for 2014 than for 2013.

I

NAME AND PRINCIPAL POSITION	SALARY	PERFORMANCE -VESTED RSUs	TIME-VESTED RSUs	ANNUAL CASH INCENTIVE PAYMENT	DIRECT COMPENSATION	CHANGE FROM 2013
Paul G. Greig
Chairman, President and Chief Executive Officer	$1,004,500	$1,075,379	$992,653	$1,597,602	$4,670,134	-12%
Terrence E. Bichsel
Sr. Exec. V.P. and Chief Financial Officer	$465,750	$234,002	$216,004	$406,260	$1,322,016	-7%
Sandra E. Pierce
Vice Chairman, FirstMerit Corporation, and Chairman & CEO, FirstMerit Michigan	$556,900	$299,008	$276,012	$678,982	$1,810,902	-40%
William P. Richgels
Sr. Exec. V.P. and Chief Credit Officer	$465,750	$234,002	$216,004	$406,260	$1,322,016	-7%
David G. Goodall
Sr. Exec. V.P., Commercial Banking	$395,850	$182,017	$168,001	$346,118	$1,091,986	-6%

J

PROXY STATEMENT

March [6], 2015

This proxy statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation (“FirstMerit” or the “Company”) of the accompanying proxy to be voted at the 2015 annual meeting of shareholders (the “annual meeting”) to be held on April 15, 2015 at 10:00 a.m., local time, and at any adjournment thereof. The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. To obtain directions to attend the annual meeting, please contact Investor Relations at (330) 384-7020. We plan to commence mailing a Notice Regarding the Availability of Proxy Materials to our shareholders on or about March [6], 2015. Shareholders who have previously requested the continued receipt of printed proxy materials will receive this proxy statement, together with the related proxy and FirstMerit’s 2014 Annual Report to Shareholders (the “Annual Report”) by mail. FirstMerit® is a registered trademark of the Company.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following are answers to certain questions that you may have regarding the annual meeting. FirstMerit urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote.
Q: When and where will the annual meeting be held?
A: The annual meeting will be held at FirstMerit Tower, 7th Floor, 106 South Main Street, Akron, Ohio 44308 on April 15, 2015, at 10:00 a.m., local time.
Q: Why did I Receive these Proxy Materials?
A: You have received these proxy materials because FirstMerit’s Board of Directors is soliciting a proxy to vote your shares at the annual meeting. This proxy statement contains information that FirstMerit is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.
Q: Who may vote at the annual meeting?
A: FirstMerit’s Board of Directors has set February 20, 2015 as the “record date” for the annual meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 20, 2015, there were 165,385,707 shares of FirstMerit common stock, no par value, outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the annual meeting and there is no cumulative voting.
Q: What is the Difference between Holding Common Shares as a “Shareholder of Record” and as a “Beneficial Owner”?
A: If your common shares are registered directly in your name, you are considered the “shareholder of record” of those shares. FirstMerit has made these proxy materials available directly to all “shareholders of record.” Alternatively, if your common shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your common shares is the shareholder of record for purposes of voting the shares at the annual meeting. As the beneficial owner, you have the right to direct that organization how to vote the common shares held in your account by following the voting instructions the organization provides to you.

Q: How do I Vote?
A: Shareholders of record may vote on matters that are properly presented at the annual meeting in four ways:

•	By completing the accompanying proxy, if you received printed proxy materials, and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the annual meeting and casting your vote in person.

For the annual meeting, FirstMerit is offering shareholders of record the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting a proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the proxy. In order to vote via telephone or the Internet, please have the proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m., local time, Akron, Ohio, on April 14, 2015.
If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the annual meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on February 20, 2015 in order to vote in person.
Q: What if My Common Shares are Held through the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan?
A: If you participate in the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “401(k) Plan”) and have money invested in the FirstMerit common stock fund, you can instruct the trustee of the 401(k) Plan how to vote those shares.
Q: How will My Common Shares be Voted?
A: If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the annual meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” the election of each of the director nominees listed under “PROPOSAL ONE — ELECTION OF DIRECTORS”;

•
“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 under “PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”;

•	“FOR” the approval of the compensation of FirstMerit’s named executive officers under “PROPOSAL THREE — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS”;

•
“FOR” the approval of a proposal to amend Article III, Section 2, of FirstMerit’s Second Amended and Restated Code of Regulations, as Amended, to implement proxy access under “PROPOSAL FOUR - APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 2, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS, AS AMENDED;” and

•	“AGAINST” the shareholder proposal to limit accelerated executive pay.

Q: Can Other Matters be Decided at the Annual Meeting?
A: On the date that this proxy statement was printed, FirstMerit did not know of any matters to be raised at the annual meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the annual meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

Q: May I Revoke or Change My Vote?
A: Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:
•the execution of a later dated proxy with respect to the same shares;
•the execution of a later casted Internet or telephone vote with respect to the same shares;

•	giving notice in writing to the Corporate Secretary at FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308; or
•notifying the Corporate Secretary in person at the annual meeting.

If your common shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the annual meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the common shares on February 20, 2015. Attending the annual meeting will not, by itself, revoke your proxy.
Q: Who Pays the Cost of Proxy Solicitation?
A: The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose Notice of annual meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common shares held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Alliance Advisors, L.L.P. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the annual meeting. The costs of such services are estimated at $29,500, plus reasonable distribution and mailing costs.
Q: How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?
A: At least 82,692,854 common shares must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their common shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on “routine” proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally do not have the same effect as a negative vote on the matter. The proposal to ratify the appointment of our independent registered public accounting firm is the only routine matter for which a broker or other nominee may vote common shares without instructions from the beneficial owners.
Q: Several Shareholders Live at my Address. Why did we Receive Only One Set of Proxy Materials?
A: We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple shareholders residing at the same address the convenience of receiving a single copy of our Notice, 2014 Annual Report and proxy materials, as applicable, unless we have received contrary instructions from one or more of the shareholders. This allows us to save money by reducing the number of documents we must print and mail, and helps reduce the environmental impact as well.
Householding is available to both registered shareholders and beneficial owners of shares held in street name.
If you are a registered shareholder and have consented to our mailing of proxy materials and other shareholder information to only one account in your household, as identified by you, we will deliver or mail a single copy of our Notice, 2014 Annual Report and proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting Broadridge Financial Solutions, Inc., either by calling 1-800-542-1061 (toll free), or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Notice, 2014 Annual Report and proxy materials, as applicable, mailed to you, please submit your request to Broadridge who will promptly deliver the requested copies.

Registered shareholders who have requested paper copies of our Notice, Annual Reports and proxy materials, but who have not consented to householding, will continue to receive copies of our Notice, Annual Reports and proxy materials, as applicable, for each registered shareholder residing at the same address. As a registered shareholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered shareholders residing at the same address by contacting Broadridge as outlined above.
Shareholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.
Q: What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals in this Proxy Statement?
A: The vote required to approve each of the proposals that are scheduled to be presented at the annual meeting is as follows:

Proposal		Vote Required
•	PROPOSAL ONE — ELECTION OF DIRECTORS	•
Election of the director nominees requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the annual meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

•	PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	•
The proposal to ratify the appointment of FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the annual meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.

•	PROPOSAL THREE — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS	•
The proposal to approve the resolution regarding the compensation of FirstMerit’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the annual meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

•	PROPOSAL FOUR - APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 2, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS, AS AMENDED	•
The proposal requires the affirmative vote of the holders of common shares entitling them to exercise a majority of the voting power of the Company on such proposal. Shareholders may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal Four. Abstentions and broker non-votes will have the same effect as a vote against Proposal Four.

•	PROPOSAL FIVE - SHAREHOLDER PROPOSAL TO LIMIT ACCELERATED EXECUTIVE PAY.	•
The proposal requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the annual meeting. Shareholders may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal Five. Broker non-votes will not be counted for purposes of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Five and, thus, will have the same effect as a vote against Proposal Five.

Under Ohio law, FirstMerit’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”), and its Second Amended and Restated Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each share owned, and shareholders may not cumulate votes. Shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in February 2007, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “WITHHOLD AUTHORITY” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A detailed summary of this policy is set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on page 10 of this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 15, 2015

The proxy statement, Form 10-K for the year ended December 31, 2014 and the 2014 Annual Report are available free of charge at www.Proxyvote.com.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of FirstMerit is currently comprised of 15 members, all of which are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “PROPOSAL ONE — ELECTION OF DIRECTORS” beginning on page 16 of this proxy statement. The Board of Directors has determined that each of the directors listed below meets the independence standards set forth under the rules of The NASDAQ Stock Market LLC ("NASDAQ"), which are reflected in the FirstMerit (the “Company,” “us,” “our” and “we” for the purposes of this “Other Matters Relating to the Annual Meeting of FirstMerit Corporation” section) Director Independence Standards (discussed below), and is an independent director. The NASDAQ independence standards include a series of objective tests, such as that the director is not an employee of FirstMerit and has not engaged in various types of business dealings with FirstMerit, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. To be considered independent, the Board of Directors must affirmatively determine that the director has no material relationship with FirstMerit. The Board of Directors has adopted Director Independence Standards, which outline the independence standards set forth in the NASDAQ listing standards and outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.firstmerit.com.

Lizabeth A. Ardisana	Robert S. Cubbin
Steven H. Baer	Gina D. France
Karen S. Belden	Terry L. Haines
R. Cary Blair	J. Michael Hochschwender
John C. Blickle	Philip A. Lloyd
Robert W. Briggs	Clifford J. Isroff
Richard Colella	Russ M. Strobel

The only current director of FirstMerit that has not been deemed independent by the Board of Directors is Paul G. Greig, FirstMerit’s Chairman, President and Chief Executive Officer (“CEO”).
Certain Relationships and Related Transactions
Pursuant to its charter, the Corporate Governance and Nominating Committee has the responsibility of reviewing and approving all related party transactions. FirstMerit has adopted an Insider Activities Policy that covers all transactions that are reportable under Item 404 of Regulation S-K. Transactions are reviewed by the Corporate Governance and Nominating Committee either on a case-by-case basis or, in the case of an ongoing relationship (such as the legal services provided by the law firms identified above) are approved at the outset of the relationship and may be periodically reviewed. All loans to insiders of FirstMerit: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features.

Extensions of credit by FirstMerit and its banking subsidiaries to “insiders” of FirstMerit and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is FirstMerit’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public.
Attendance at Meetings
The Board of Directors held eight meetings during 2014. All incumbent directors attended at least 93% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with FirstMerit’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the members of the Board of Directors attended the 2014 Annual Meeting held on April 16, 2014.
Board Leadership and Lead Independent Director
Since his appointment as President and CEO in 2006, Paul G. Greig has also served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Greig is best situated to serve as Chairman of the Board of Directors based upon his significant leadership position with FirstMerit and his in-depth familiarity with the Company’s business and industry. In addition, the Board of Directors believes that Mr. Greig’s combined roles as Chairman and CEO position him to effectively identify FirstMerit’s strategic priorities and lead Board discussions on the execution of Company strategy. While each of FirstMerit’s non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Greig’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and CEO helps promote FirstMerit’s overall strategic development and facilitates the efficient flow of information between management and the Board.

While the Board of Directors believes that having a combined Chairman and CEO is essential to FirstMerit’s overall strategic development, the Board is also aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to appropriately balance the Board of Directors’ focus on strategic development with its management oversight responsibilities, the Board of Directors created the position of Lead Independent Director in 2003, with Clifford J. Isroff serving as Lead Independent Director since that time. As Lead Independent Director, Mr. Isroff is responsible for chairing the Board of Directors’ Executive Committee and for presiding at all executive sessions of the Board. In addition, Mr. Isroff acts as an active liaison between management and FirstMerit’s non-employee directors, maintaining frequent contact both with Mr. Greig to advise him on the progress of the Board of Directors’ committee meetings, and with individual non-employee directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting FirstMerit’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to FirstMerit.
Risk Oversight
The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Corporate Governance and Nominating Committee conducts an annual assessment of the Board’s structure for compliance with corporate governance. Finally, the Risk Management Committee oversees management’s implementation and enforcement of FirstMerit’s framework for managing risk throughout the Company and its subsidiaries. The Board of Directors believes that its leadership structure, as discussed above, supports the risk oversight function of the Board of Directors.
Committees of the Board of Directors
The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; (iv) Executive Committee; and (v) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of FirstMerit. The Audit Committee members currently are John C. Blickle (Chair), Robert S. Cubbin, Gina D. France and J. Michael Hochschwender. The Board has determined that it has three “audit committee financial experts” serving on its Audit Committee. John C. Blickle, Robert S. Cubbin and Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Blickle acquired these attributes through education and experience as a certified public accountant. Ms. France acquired these attributes through education and her experience in the investment banking industry. Mr. Cubbin acquired these attributes through his experience in the insurance industry. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on FirstMerit’s website at www.firstmerit.com. The Audit Committee held seven meetings during 2014.
Compensation Committee
The Compensation Committee establishes policies and levels of reasonable compensation for directors, officers and employees of FirstMerit and its subsidiaries, and administers (among other plans): (i) FirstMerit’s equity plans; (ii) the FirstMerit Corporation 2013 Annual Incentive Plan (the “ICP”); (iii) the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”); (iv) the Executive Life Insurance Program; and (v) the Amended and Restated

Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”). In addition, the Compensation Committee is involved in administering: (a) the Pension Program for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”); (b) the Supplemental Executive Retirement Plan (the “SERP”); (c) the 2008 Supplemental Executive Retirement Plan (the “2008 SERP”); (d) the Unfunded Supplemental Benefit Plan (the “Excess Plan”); (e) the 2008 Unfunded Supplemental Benefit Plan (the “2008 Excess Plan”); and (f) the 401(k) Plan. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on FirstMerit’s website at www.firstmerit.com.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. However, FirstMerit’s CEO may not be in attendance during any portion of a meeting where the CEO’s performance or compensation are discussed. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Gough Management Company (“Gough”) in order to provide the Compensation Committee with independent advice on executive compensation matters and to assist in its review of the compensation recommendations presented by management. During 2014, Gough: (i) prepared information for the Compensation Committee on competitive compensation levels and practices; (ii) compiled information relating to CEO compensation from selected peer banks; (iii) commented on ICP performance measures, including performance parameters and payouts; (iv) aided in determining long-term equity awards for the CEO; and (v) assisted the Compensation Committee in reviewing the CEO compensation recommendation presented by management. Pursuant to the terms of its retention, Gough reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with Gough. The members of the Compensation Committee are R. Cary Blair (Chair), Lizabeth Ardisana, John C. Blickle, Terry L. Haines, J. Michael Hochschwender and Clifford J. Isroff. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee held eight meetings in 2014. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION & ANALYSIS” section of this proxy statement, beginning on page 22 of this proxy statement.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s purpose is to, among other things: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) review and reassess the corporate governance principles applicable to FirstMerit; (iii) lead the Board of Directors in its annual review of the Board’s performance; and (iv) review, evaluate and approve all related party transactions. The Corporate Governance and Nominating Committee consists of Gina D. France (Chair), John C. Blickle, Terry L. Haines and Clifford J. Isroff. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on FirstMerit’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee held four meetings in 2014.

Executive Committee
The Executive Committee evaluates and responds to management’s recommendations concerning strategic planning, management and mergers and acquisitions. Additionally, the Executive Committee is authorized to act on behalf of the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee are Clifford J. Isroff (Chair), R. Cary Blair, John C. Blickle, Robert W. Briggs, Paul G. Greig and Philip A. Lloyd II. During 2014, the Executive Committee held 10 meetings.
Risk Management Committee
The Risk Management Committee oversees management’s implementation and enforcement of FirstMerit’s framework for managing risk throughout the Company and its subsidiaries, including monitoring the lending activities of FirstMerit’s subsidiaries in order to help assure such activities are conducted in accordance with FirstMerit’s overall credit policies. Towards this end, the Risk Management Committee monitors the level and trend of key risks to FirstMerit and its subsidiaries and oversees management’s implementation and enforcement of the Company’s risk management framework. The members of the Risk Management Committee are Philip A. Lloyd II (Chair), Steven H. Baer, Karen S. Belden, Robert W. Briggs, Richard Colella, Clifford J. Isroff and Russ M. Strobel. The Risk Management Committee held eight meetings during 2014. The Risk Management Committee operates under a written charter, a copy of which is available on FirstMerit’s website at www.firstmerit.com. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION & ANALYSIS” section of this proxy statement, beginning on page 22 of this proxy statement.
Policies of the Board of Directors
Majority Withheld Vote
The Board of Directors recognizes that, under the Articles and the Regulations, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of FirstMerit. Nevertheless, it is the policy of the Board of Directors that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board. Thereafter, the Board of Directors will consider the resignation offer and whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Board of Directors will consider all information and factors it deems relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes; (ii) the qualifications and performance of the tendering director(s); and (iii) his or her contributions to the Board of Directors and FirstMerit. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, FirstMerit will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Board’s consideration or action regarding whether to accept or reject the resignation offer. If a majority of the Board of Directors receive a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Incentive Compensation “Clawback”
To protect the interests of FirstMerit and its shareholders, the Board of Directors has implemented a policy for the clawback of incentive payments in the event an executive officer’s conduct leads to a restatement of the Company’s financial results. If the Board of Directors learns of any misconduct by an executive officer that contributed to FirstMerit having to materially restate all or a significant portion of its financial statements, the Board of Directors shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board of Directors shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive officer. The Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (i) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (ii) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. FirstMerit may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive officer’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board of Directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although FirstMerit’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.
Shareholder Rights Plans
The Board of Directors evaluated and allowed FirstMerit’s shareholder rights plan to expire by its terms in 2006. The Board of Directors discussed at that time and confirmed its belief that it is important to retain the flexibility to adopt a shareholder rights plan in the future and to do so in advance of obtaining shareholder approval. At such time, the Board of Directors considered that rights plans can be effective to protect shareholders and FirstMerit from abusive takeover tactics and ensure that each shareholder is treated fairly in a potential acquisition of the Company. The Board of Directors noted that such plans have been effective in connection with bids for control of other companies by giving directors time to evaluate offers, investigate alternatives and take steps necessary to maximize shareholder value. The Board of Directors also has determined that adopting and disclosing a shareholder rights plan policy would be a matter of good corporate governance and of interest to FirstMerit’s shareholders.

It is the policy of the Board of Directors that it will adopt a shareholder rights plan only if either:

•	FirstMerit’s shareholders have approved the adoption of the shareholder rights plan in advance; or

•
at least a majority of the independent directors of the Board of Directors, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the shareholders under the circumstances to adopt a shareholder rights plan without the delay that would result from seeking advance shareholder approval; provided that, if such a plan has a stated term longer than 12 months, the Board will put the plan to a shareholder ratification vote within 12 months after it is adopted or the plan will expire automatically one year after it is adopted. If a shareholder rights plan is put to a shareholder vote by the Board of Directors and is not approved by a majority of the votes cast on the matter, then such plan will terminate immediately after the vote has been certified by the inspector of elections.

Director Nominations
The Corporate Governance and Nominating Committee will consider candidates for directors of FirstMerit, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates that are suggested by Board members, executive officers or other sources. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which FirstMerit does business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of FirstMerit;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

As listed above, diversity of viewpoints, background, experience and other demographics is one of several criteria on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

Pursuant to the terms of the agreement and plan of merger, dated as of September 12, 2012 (the “Merger Agreement”), between FirstMerit and Citizens, FirstMerit agreed, among other matters, to (i) increase the size of the Board by two directors, (ii) fill such newly created directorships with persons selected by the board of directors of Citizens and (iii) nominate such directors for election at the annual meeting. Pursuant to the terms of the Merger Agreement, the Board increased the number of directors from 13 to 15 and Lizabeth A. Ardisana and Robert S. Cubbin were recommended to the Corporate Governance and Nominating Committee as director nominees by Citizens. The Corporate Governance and Nominating Committee recommended to the Board that Ms. Ardisana and Mr. Cubbin be nominated as directors and the Board elected Ms. Ardisana and Mr. Cubbin as directors in 2013. The Corporate Governance and Nominating Committee recommended each of Ms. Ardisana and Mr. Cubbin to the Board of Directors for election as a director at the annual meeting.

The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than: (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Pursuant to the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	The name and address of the candidate;

2.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

3.
The information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and FirstMerit, as well as the candidate’s prior business and directorship experience);

4.	The information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and FirstMerit);

5.	A description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	The consent of the candidate to serve as a director of FirstMerit if so elected;

7.	Any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to FirstMerit or how the candidate would vote or serve as a director;

8.
Whether the candidate has been or is currently subject to any enforcement action or penalty or, to the candidate’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal actions; and

9.
All financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with FirstMerit, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	The name and address of the shareholder making the nomination;

B.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the shareholder;

C.
A representation that the shareholder is a holder of record of FirstMerit common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	A description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	A description of any relationships, including business relationships, between the shareholder and the candidate;

F.	Whether the shareholder is acting in concert with any person with respect to FirstMerit common shares;

G.
Whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with FirstMerit;

H.
The information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving FirstMerit and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	Whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

J.
If the shareholder is other than an individual: (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles); (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests; (iii) the names and addresses of each person that would be deemed to control the shareholder; and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, CEO, and other controlling parties.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute “good cause” for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.
Shareholder Proposals
Any proposals to be considered for inclusion in the proxy materials to be provided to shareholders of FirstMerit for its 2016 Annual Meeting may be made only by a qualified shareholder and must be received by FirstMerit no later than November [7], 2015.

If a shareholder intends to submit a proposal at FirstMerit’s 2016 Annual Meeting that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January [21], 2016, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2016. The submission of such a notice does not ensure that a proposal can be raised at FirstMerit’s Annual Meeting.
Shareholder Communications with Directors
All written communications addressed to an individual director at the address of FirstMerit or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at the address of FirstMerit or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own beneficially more than ten percent of its common shares (“Section 16 Filers”) to file reports of ownership and transactions in the common shares with the Commission and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to the Company by its Section 16 Filers that all transactions have been timely reported, except that: (1) due to administrative error, one Section 16(a) filing reporting Mark Quinlan's vesting of a restricted stock award was late; and (2) due to administrative error, two transactions regarding the vesting of performance-based RSUs above target and applicable share withholding for withholding taxes were reported late in one Section 16(a) amended filing for each of Messrs. Bichsel, Brocklehurst, DuHamel, Goodall, Greig, Langer, Maurer, Richgels and Robinson and Ms. Steiner (Mr. Goodall's filing only reflected the vesting transaction).

PROPOSAL ONE

ELECTION OF DIRECTORS

There are currently 15 directors in office, all of which have a term expiring at the Annual Meeting. The Board of Directors has nominated each of the 15 director nominees for election and to serve as directors with a term expiring at the 2016 Annual Meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

The following information, as of February 20, 2015, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director nominee, has been furnished to FirstMerit by each director. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW.
NOMINEES FOR ELECTION AS DIRECTORS
(Term Expiring in 2016)

Lizabeth A. Ardisana, Age 63

Ms. Ardisana has served as a director of FirstMerit since 2013 and is a member of the Compensation Committee. Ms. Ardisana is a principal owner of ASG Renaissance, a technical and communications services firm. She holds a bachelor's degree in Mathematics and Computer Science from the University of Texas, a master's degree in Mechanical Engineering from the University of Michigan and a master's degree in Business Administration from the University of Detroit. Ms. Ardisana was a member of the board of directors of Citizens Republic Bancorp, Inc. from 2004 until 2013. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Ardisana has developed through her extensive experience in business allow her to provide continued regional business expertise to the Board of Directors and has nominated her for election.

Steven H. Baer, Age 65

Mr. Baer has served as a director of FirstMerit since 2007 and is a member of the Risk Management Committee. Mr. Baer currently is a partner at High Ridge Partners, Inc., Chicago, Illinois, a private turnaround, restructuring and financial consulting firm. From October 2003 until October 2013, Mr. Baer was a member of Rally Capital, LLC, Chicago, Illinois, a private investment banking and financial consulting firm. Mr. Baer holds a BSBA and an MSBA in Economics from the University of Denver. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Baer has developed through his educational background in economics and his professional experiences in commercial banking, real estate and investment banking allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

Karen S. Belden, Age 72

Ms. Belden has served as a director of FirstMerit since 1996 and is a member of the Company’s Risk Management Committees. Ms. Belden is retired. Ms. Belden was a realtor with DeHoff Realtors, Canton, Ohio until January 2014, and remains active with the Stark County, Ohio Board of Realtors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Belden has developed through her extensive experience in the real estate field, as well as her knowledge of the northeast Ohio business community and markets, and her experience as a director of FirstMerit, allow her to provide continued local business and real estate expertise to the Board of Directors and has nominated her for re-election.

R. Cary Blair, Age 75

Mr. Blair has served as a director of FirstMerit since 1996 and is a member of the Company’s Compensation and Executive Committees. Formerly, Mr. Blair served as Chairman and CEO of the Westfield Group, Westfield Center, Ohio, a group of financial services and insurance companies, and as a director for The Davey Tree Expert Company, a public company provider of horticultural services based in Kent, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blair has developed through his leadership experience in the financial services and insurance fields and his experiences as a director of FirstMerit and The Davey Tree Expert Company, allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

John C. Blickle, Age 64

Mr. Blickle has served as a director of FirstMerit since 1990 and is a member of the Company’s Audit, Compensation, Corporate Governance and Nominating and Executive Committees. Mr. Blickle is the President of Rubber City Arches, LLC, Akron, Ohio, which is the owner and operator of 20 McDonald’s franchises located throughout northeast Ohio. Previously, Mr. Blickle served in the accounting field and has extensive public accounting experience qualifying him as a financial expert for purposes of serving on and chairing the Audit Committee of the Board of Directors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blickle has developed through his educational background in business and accounting, his business and leadership experiences in the northeast Ohio market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued accounting, local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Robert W. Briggs, Age 73

Mr. Briggs has served as a director of FirstMerit since 1996 and is a member of the Company’s Executive and Risk Management Committees. In April 2014, Mr. Briggs became the President and CEO of the Northeast Ohio Council on Higher Education. Mr. Briggs was the President of the GAR Foundation until his retirement on December 31, 2011, is Chair of the John S. and James L. Knight Foundation, and is a Partner and Chairman Emeritus of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Briggs has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, his leadership roles in philanthropic foundations, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Richard Colella, Age 79

Mr. Colella has served as a director of FirstMerit since 1998 and is a member of the Company’s Risk Management Committee. Mr. Colella is the Managing Partner of the law firm of Colella & Weir, P.L.L., Lorain, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Colella has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Robert S. Cubbin, Age 57

Mr. Cubbin has served as a director of FirstMerit since 2013 and is a member of the Audit Committee. Mr. Cubbin is the President and CEO of Meadowbrook Insurance Group, Inc., a publicly traded risk management organization. He holds a bachelor's degree from Wayne State University and a law degree from the Detroit College of Law. Mr. Cubbin has served as a member of the board of directors of Meadowbrook Insurance Group, Inc. since 1995 and as a member of the board of directors of Kelly Services, Inc. since August 2014. Previously, he was a member of the board of directors of Citizens Republic Bancorp, Inc. from 2008 until 2013. Mr. Cubbin served in the insurance field and has extensive public company experience qualifying him as a financial expert for purposes of serving on the Audit Committee of the Board of Directors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Cubbin has developed through his public company background and business experience allow him to provide continued business expertise to the Board of Directors and has nominated him for election.

Gina D. France, Age 56

Ms. France has served as a director of FirstMerit since 2004 and is a member of the Company’s Audit and Corporate Governance and Nominating Committees. Ms. France is the President of France Strategic Partners LLC, Medina, Ohio, a private strategic and transaction advisory firm. Ms. France also serves as a director of Cedar Fair LP, Sandusky, Ohio, a regional amusement-resort operator and as a director of CBIZ, Inc., a professional business services provider. Previously, Ms. France served as an investment banker with Lehman Brothers and a managing director of Ernst & Young LLP, providing her with education and business experiences qualifying her as a financial expert for purposes of serving on the Audit Committee of the Board of Directors. Ms. France holds a Master of Management (Finance) degree from the J.L. Kellogg Graduate School of Management at Northwestern University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. France has developed through her education and leadership experiences in the investment banking, accounting and financial services industries, allow her to provide continued financial and regional business expertise to the Board of Directors and has nominated her for re-election.

Paul G. Greig, Age 59

Mr. Greig has served as Chairman, President and CEO of FirstMerit since 2006 and is a member of the Company’s Executive Committee. Mr. Greig is also the Chairman, President and CEO of FirstMerit Bank. Prior to joining FirstMerit, Mr. Greig served as President and CEO of Charter One Bank, Illinois from 2005-2006 and President and CEO of Bank One, Wisconsin from 1999-2005. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Greig has developed through his education and experiences in the banking and financial services industries, as well as his significant leadership positions with FirstMerit, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for re-election.

Terry L. Haines, Age 68

Mr. Haines has served as a director of FirstMerit since 1991 and is a member of the Company’s Compensation and Corporate Governance and Nominating Committees. Mr. Haines is currently retired and formerly served as a director of Ameron International Corporation, a public company producer of fiberglass-composite piping, concrete and steel pipe systems and specialized construction products and as Chairman, President and CEO of A. Schulman, Inc., Akron, Ohio, a public company manufacturer and wholesaler of plastic materials. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Haines has developed through his public company leadership experiences, his knowledge of the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued regional business and public company leadership expertise to the Board of Directors and has nominated him for re-election.

J. Michael Hochschwender, Age 54

Mr. Hochschwender has served as a director of FirstMerit since 2005 and is a member of the Company’s Audit and Compensation Committees. Mr. Hochschwender is the President and CEO of The Smithers Group, Akron, Ohio, a private group of companies that provides technology-based services to global clientele in a broad range of industries, and holds an M.B.A. from the Wharton School of Business, University of Pennsylvania. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Hochschwender has developed through his education and business leadership experiences in the northeast Ohio business market allow him to provide continued regional business and leadership expertise to the Board of Directors and has nominated him for re-election.

Clifford J. Isroff, Age 78

Mr. Isroff has served as a director of FirstMerit since 1981 and has served as the Company’s Lead Independent Director since 2003. Mr. Isroff is a member of FirstMerit’s Compensation, Corporate Governance and Nominating, Executive and Risk Management Committees. Mr. Isroff is currently retired and is actively involved with a number of significant non-profit organizations in the northeast Ohio area. Formerly, Mr. Isroff was the Chairman and Secretary of I Corp., Akron, Ohio, a manufacturing holding company, as well as the President and Chief Operating Officer of Westhall Jewelers, Akron, Ohio, which was acquired by Sterling Group plc. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Isroff has developed through his leadership and business experiences in the northeast Ohio business market, as well as experience as a director of FirstMerit and his exemplary service as the Company’s Lead Independent Director, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Philip A. Lloyd II, Age 68

Mr. Lloyd has served as a director of FirstMerit since 1988 and is a member of the Company’s Risk Management and Executive Committees. Mr. Lloyd is CEO of McDowell Family LLC and McDowell Properties, LLC, family owned entities involved in investments and investment real estate. Prior to his retirement from the firm in April 2011, Mr. Lloyd had been Of Counsel with the Vorys law firm, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Lloyd has developed through his education and extensive experiences in the legal field and the northeast Ohio business market, his knowledge and experience as a director of FirstMerit, as well as his significant ownership interest in FirstMerit, allows him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Russ M. Strobel, Age 62

Mr. Strobel has served as a director of FirstMerit since 2012 and is a member of the Risk Management Committee. Mr. Strobel is the recently retired chairman, CEO and president of Nicor Inc. and Nicor Gas Company, Naperville, Ill. Prior to joining Nicor in 2000, Mr. Strobel served as a partner in the law firms of Altheimer & Gray, Jenner & Black and Friedman & Koven. Mr. Strobel holds a bachelor’s degree from Northwestern University and a law degree with high honors from the University of Illinois. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Strobel has developed through experiences in the legal field and his business experience, allows him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 20, 2015 (except as otherwise indicated by footnote) regarding the beneficial ownership of the common shares of FirstMerit by each director, each of the named executive officers of the Company appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of FirstMerit as a group and by each person known to the Company to own 5% or more of its common shares. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

		Number of Common Shares(1)			Percent of
Name	Sole Voting(2)(3)	Shared Voting	Options	Total	Class(4)
Lizabeth A. Ardisana	14,720	—	—	14,720	*
Steven H. Baer	17,201	1,400	—	18,601	*
Karen S. Belden	42,592	—	9,135	51,727	*
R. Cary Blair	42,478	11,769	9,135	51,613	*
John C. Blickle	5,578	16,326	9,135	31,039	*
Robert W. Briggs	26,062	—	9,135	35,199	*
Richard Colella	28,945	810	9,135	38,890	*
Robert S. Cubbin	5,510	19,849	—	25,359	*
Gina D. France	17,397	—	9,135	26,532	*
Paul G. Greig	493,492	—	50,734	544,266	*
Terry L. Haines	78,939	—	9,135	88,074	*
J. Michael Hochschwender	31,524	300	6,090	37,914	*
Clifford J. Isroff	33,859	—	9,135	42,994	*
Philip A. Lloyd II (5)	75,996	418,066	9,135	503,197	*
Russ M. Strobel	16,578	—	—	16,578	*
Sandra E. Pierce	109,144	—	—	109,144	*
Terrence E. Bichsel	145,102	—	66,665	211,767	*
William P. Richgels	87,170	—	15,221	102,391	*
David G. Goodall	96,729	—	—	96,729	*
All directors, named executive officers and other executive officers as a group (27 persons)	1,686,443	556,986	316,208	2,488,046	1.50%
5% Or Greater Shareholders
BlackRock, Inc., 40 East 52nd Street, New York, New York 10022 (6)				16,121,660	9.70%
FMR LLC, 245 Summer Street, Boston, Massachusetts 02210 (7)				14,869,227	9.00%
State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111 (8)				9,370,575	6.10%
The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355 (9)				10,078,685	6.10%

* Indicates less than 1% beneficial ownership.

(1)	The amounts shown represent the total outstanding common shares beneficially owned by the individuals and the common shares issuable upon the exercise of stock options within the next 60 days.

(2)
Includes the following number of restricted common shares for which the person has the right to vote, but not dispose of such common shares: (i) 2,512 by Messrs. Baer, Blair, Blickle, Briggs, Colella, Cubbin, Haines, Hochschwender, Isroff, Lloyd, Strobel and Mses. Ardisana, Belden and France; (ii) 225,007 by Mr. Greig; (iii) 55,546 by Ms. Pierce (iv) 49,291 by Messrs. Bichsel and Richgels; (v) 37,493 by Mr. Goodall; and (vi) 603,996 by all executive officers and directors as a group.

(3)
Excludes the following number of common shares deemed to be held under FirstMerit’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan for which the person does not have the right to vote or dispose of such common shares: (i) 22,136 by Ms. Belden; (ii) 77,799 by Mr. Blickle; (iii) 17,797 by Mr. Briggs; (iv) 7,363 by Mr. Colella; (v) 10,858 by Ms. France; (vi) 16,018 by Mr. Haines; (vii) 23,065 by Mr. Hochschwender; (viii) 60,703 by Mr. Bichsel; (ix) 78 by Mr. Goodall; and (x) 244,457 all executive officers and directors as a group.

(4)
For all directors and executive officers, the percentage of class is based upon the sum of 165,605,597 common shares issued and outstanding on January 20, 2015 and the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of February 20, 2015. For all entities that are listed as beneficial owners of 5% or more of the common shares, the percentage of class is based upon 165,605,597 common shares issued and outstanding on January 20, 2015.

(5)
Mr. Lloyd disclaims beneficial ownership with respect to 254,713 common shares held by his spouse directly and 55,010 held by McDowell Family LLC, of which Mr. Lloyd’s spouse is a managing member. The reported beneficial ownership of Mr. Lloyd also includes 108,343 common shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney.

(6)
As reported in a Schedule 13G/A filed with the Commission on January 15, 2015 by BlackRock, Inc. The Schedule 13G/A discloses that the reporting entity had sole voting power as to 15,734,518 common shares and sole dispositive power as to all 16,121,660 shares.

(7)
As reported in a Schedule 13G filed with the Commission on February 13, 2015 by FMR LLC. The Schedule 13G discloses that FMR LLC had sole voting power as to 4,154,157 common shares and sole dispositive power as to 14,869,227 common shares.

(8)
As reported in a Schedule 13G filed with the Commission on February 12, 2015 by State Street Corporation. The Schedule 13G discloses that State Street Corporation had shared voting and dispositive power as to 9,370,575 common shares.

(9)
As reported in a Schedule 13G/A filed with the Commission on February 10, 2015 by The Vanguard Group. The Schedule 13G discloses that The Vanguard Group has sole voting power as to 232,016 common shares, sole dispositive power over 9,860,023 common shares and shared dispositive power as to 218,662 common shares.

Compensation Discussion & Analysis

In our Executive Summary, we will discuss:

•Continuing outreach to shareholders and shareholder advisors;
•Key business performance results and returns to shareholders;
•2014 CEO pay and our pay-for-performance results; and
•Changes to our incentive compensation plans for our named executive officers (or NEOs) for 2014 and 2015.

The balance of our CD&A will further discuss:

•Compensation plans and incentive awards provided to our NEOs for 2014;
•Equity awards to be granted to our NEOs in 2015 under our new award methodology; and
•Complete information regarding our compensation practices and policies.

GLOSSARY OF KEY ABBREVIATIONS
NEO	Named Executive Officer
SERP	Supplemental Executive Retirement Plan
ICP	Incentive Compensation Plan
RSU	Restricted Stock Unit
ROAA	Return on Average Assets
ROATE	Return on Average Tangible Equity
ROACE	Return on Average Common Equity
NPA	Non-Performing Assets
OREO	Other Real Estate Owned

Executive Summary

Our executive compensation programs and awards in 2014 and 2015 reflect material differences from our 2013 executive compensation. Some of the differences are as a result of one-time items that were unique to our growth as a company in 2013 through our acquisition of Citizens Republic. Other changes are a direct result of the conversations we have had with our investors throughout the course of 2014. We remain committed to providing compensation that motivates and rewards our corporate success and the success of our shareholders, and we believe that the modifications to our program will enhance that effort.

Investor Outreach

As a result of last year's Say on Pay vote, we enhanced the investor outreach program that we have had in place for the past several years. We engaged with our 25 largest investors, representing 52% of our investor base, in order to gather feedback regarding our executive compensation program. In addition, we held conversations with two prominent shareholder advisory firms in order to further understand their policies and how they relate to the perspectives held by our shareholders.

We take the opinions of our shareholders very seriously, and were pleased to engage in productive discussions with many of them. The Compensation Committee spent several months carefully considering the views expressed by shareholders and potential impacts to our compensation program for 2014 and beyond. While investors had a variety of opinions, a few key themes emerged. The two most common themes were the need to simplify our short-term Incentive Compensation Plan (or ICP) and the desire for a longer performance measurement period for our performance-vested equity awards.

Following are the key items we heard from investors, and how we responded:

What We Heard:	What We Did:
Discretionary bonuses are not a preferred practice. Investors prefer that cash incentives be delivered in connection with specific, pre-defined performance metrics that drive company value.	No discretionary bonuses were granted in 2014 to our NEOs.
The use of guaranteed bonuses in connection with new hires should be limited. While investors understand that attracting key executives can require unique temporary arrangements, investors do not want guaranteed bonuses to become a regular part of legacy officers' compensation packages under normal circumstances.
None of our NEOs had a guaranteed bonus for 2014.
Our freezing of the CEO's SERP in 2013 should be viewed as a one-time event.	None of our NEOs had a SERP frozen in 2014, and no SERP freezes are planned in the future.
The short-term cash ICP goals are too complex. Investors felt that the use of 14 incentive measures in our ICP for 2013 diluted the impact of the most crucial performance goals and did not facilitate investor or participant understanding.

We redesigned the 2014 ICP to reduce the number of corporate performance goals from 14 to six, eliminated the use of peer relative measures, and eliminated a variable weighting system that had previously been in place.

The performance measurement period for our equity awards should be lengthened. Under our previous award methodology, performance-vested awards were earned based on performance in three successive one-year periods. Shareholders expressed a preference for a multi-year measurement of performance.

The performance awards granted in 2015 will utilize a single three-year performance period. For those awards, performance will be measured from 2015-2017, and awards will vest, if at all, early in 2018. In addition, the percentage of awards that vest based on performance has been increased from 52% to 60% of the total target award value. Following that change, a full 55% of our CEO's target direct compensation will be entirely contingent on performance.

These changes are being implemented for the 2015 awards as the 2014 awards had already been granted and tax considerations prevented us from adequately modifying our NEOs' 2014 awards.

Anti-hedging and anti-pledging policies should be implemented. Investors felt that the equity alignment between our executives, directors, and shareholders could be strengthened by implementing policies prohibiting hedging or pledging of shares.

We adopted policies in early 2015 that prohibit executives and directors from any hedging or pledging of FirstMerit shares, including buying or selling puts or calls, short sales, holding FirstMerit shares in margin accounts, and pledging of FirstMerit shares as collateral for a loan.

Incentive Plan Changes & Mix of Pay

As previously mentioned, we made significant changes to our ICP and our equity incentive plan for 2014 and 2015 based on the feedback we received from our shareholders. We believe that the changes simplify understanding of the plans for both investors and participants, facilitate clear understanding and appreciation of the rigor of the performance goals, and enhance the connection between the long-term success of our company and the rewards to our executives. The modifications to the current plans are further steps along a process that we began at the end of 2012, when based on conversations with our shareholders we undertook a complete redesign of both plans in the interest of strengthening the link between pay and performance.

In the exhibits below we summarize the changes in both our ICP and equity incentive plan since 2012.

Short-Term ICP Timeline
Equity Incentive Plan Timeline

Mix of Pay

We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay, particularly following the changes to our incentive plans for 2014 and 2015 as described above. The exhibit below presents the mix of direct compensation at target performance for our CEO in 2014.

The following presents the mix of direct compensation at target performance for our CEO following the changes to our equity incentive plan for 2015, and illustrates that part of the effect of the changes was to increase the portion of his compensation that varies based on long-term performance.

Our 2014 Performance

2014 was another successful year for FirstMerit in the key financial and operational areas that have been the hallmarks of our historical success, and that we believe truly drive long-term company value.

•	Strong, Predictable Earnings Base: We achieved our 63rd consecutive quarter of profitability, in addition to increasing our full-year earnings per share from $1.18 in 2013 to $1.39 in 2014.

•
Solid Organic Growth: We experienced robust growth in our commercial, retail, and wealth banking product areas, in addition to extending our market opportunities by further expansion of the Michigan and Wisconsin markets.

•	Profitably Growing Balance Sheet: Commercial loan production was up 17.8% over 2013, while at the same time we maintained industry-leading asset quality.

•
Disciplined Capital Allocation: Our primary focus in 2014 continued to be organic growth and shareholder dividends, as demonstrated by the fact that we have paid a dividend every quarter as a public company, dating back to 1981.

•	Best-in-Class Regulatory Management: We proactively invested to enhance our regulatory management and compliance in the short-term in order to best position ourself for the long-term.

The results of our continued focus on the basic fundamentals of sound banking listed above was that we continued our trend of outperforming our peers on the key operational measures that we believe translate to long-term success in our industry, including profitability, net interest margin, and credit quality. Our performance in each of those categories over the last five years relative to our peers is demonstrated in the charts below through Return on Average Assets (ROAA) and Non-Performing Assets (NPA)/Loans + Other Real Estate Owned (OREO), both of which are utilized in our ICP, and net interest margin. See page 34 for a listing of our peers.

While our 2014 operating performance remained strong relative to our peers, we were disappointed that this outperformance did not translate into total shareholder return above our peers in 2014. Our executives were impacted by the 15% decline in our stock price along with shareholders, as the value of their equity holdings and any unvested shares declined in 2014. This fact pattern reinforces the purpose of our equity incentive plan and stock ownership guidelines, which is to align the compensation interests of our executives with the investment interests of our shareholders.

Looking back beyond our past year's stock performance, FirstMerit has historically provided strong long-term returns to shareholders under a variety of economic conditions. The exhibit below illustrates that our shareholder return since the beginning of the economic downturn is near the 75th percentile of our peer group.
Note: Actual performance data shown for FirstMerit differs from our GAAP-reported financials due to the exclusion of certain one-time non-recurring items. Data shown is consistent with the performance calculations used in determining ICP awards for 2014, as shown on page 38. See Annex A on page 76 for reconciliation of our non-GAAP financial measures to our results as reported under GAAP.

2014 Compensation

The cornerstone of our executive compensation program is competitive pay for outstanding performance. We seek to ensure that the compensation received by our executives is aligned with our performance, and that a meaningful portion of our executives' pay is wholly contingent on the achievement of the annual performance goals that drive our success as an organization as well as value to our shareholders.

In following our pay-for-performance philosophy, we annually establish performance objectives as part of our ICP that we believe represent meaningful and challenging performance. The exhibits below affirm our belief in the rigor of our goal-setting by illustrating that the target performance levels for two of our primary ICP goals represent profitability significantly greater than that achieved by our peers. In other words, our NEOs would not receive target-level ICP awards for our ROAA and ROATE goals unless we outperformed the median, and in the case of ROATE the 75th percentile, of our peers.

As previously discussed, we are pleased to once again have outperformed our peers in 2014 in key operational areas, and are confident that the difficulty of achieving our performance objectives combined with our strong performance results merits appropriate rewards for our executive team. While our performance was strong, 2014 did represent a decrease in performance from 2013 in certain areas, and compensation for our executives decreased commensurately, illustrating a close link between our corporate performance and our executive compensation. The following shows the directional relationship between our corporate performance, as measured by two of our key measures of profitability, and the direct compensation paid to our CEO. The two key measures, ROAA and ROATE, were chosen because they are used in measuring our performance under our ICP, they allow us to compare our profitability before and after the Citizens Republic acquisition while normalizing for the significant increase in our organization's size, and we believe long-term profitability is a key driver of long-term shareholder value. Direct compensation consists of salary, cash incentives, and the grant date value of equity awards.

Note: Differs from our GAAP-reported financials due to the exclusion of certain one-time non-recurring items. See Annex A on page 76 for reconciliation of our non-GAAP financial measures to our results as reported under GAAP.

As shown above, our CEO's direct compensation decreased from 2013 to 2014, as a result of two factors: (1) Mr. Greig received an achievement bonus in 2013 for his leadership through the Citizens Republic acquisition, which was not repeated in 2014; and (2) based on our performance, Mr. Greig received a smaller payout under our ICP for 2014 than for 2013.

Mr. Greig's reported total compensation also decreased by nearly $11.5 million from 2013 to 2014, which was a result of the two factors mentioned above as well as a one-time accounting accrual to his SERP in connection with the freezing of his SERP benefit in 2013. Mr. Greig's SERP benefit will not change in the future, so no additional accruals will be recognized. Therefore we do not expect any future compensation to be reportable for him as a result of that plan.

We focus on direct compensation rather than total compensation in assessing the appropriateness of our executive compensation programs because it is more sensitive to organizational performance, and is subject to fewer external variables such as interest rates. For example, Mr. Greig's 2013 total compensation appears inflated because of the freezing of his SERP benefit and, as a result, our three-year CEO pay and performance appear to be misaligned. However, we believe that the exhibits above demonstrate that, absent the impact of SERP accruals in 2013 and prior years, our CEO's direct compensation is strongly linked to corporate performance.

Introduction

This CD&A describes FirstMerit's 2014 compensation program for our named executive officers, or NEOs. The objective of our executive compensation program is to attract, retain, and motivate the key leaders who serve our company and our shareholders. In particular, the following pages explain the process for, and objectives and structure of, the executive compensation decisions made by our Compensation Committee and our Board of Directors for 2014. This CD&A is intended to be read in conjunction with the tables and related disclosure beginning on page 45 below, which provide detailed historical compensation information for our NEOs. For 2014, our NEOs are:

Name	Title
Paul G. Greig	Chairman, President and Chief Executive Officer
Terrence E. Bichsel	Senior Executive Vice President and Chief Financial Officer
Sandra E. Pierce	Vice Chairman, FirstMerit Corporation, and Chairman & CEO, FirstMerit Michigan
William P. Richgels	Senior Executive Vice President and Chief Credit Officer
David G. Goodall	Senior Executive Vice President - Commercial Banking

Response to 2014 Say on Pay Vote

At our 2014 Annual Meeting, our advisory vote on NEO compensation received only a 41% favorable vote, and therefore did not pass. This result represented a significant decline from the previous year, and represented a clear communication to us from our investors to review and reconsider our NEO compensation programs for both 2014 and subsequent years. This message has been heard loudly and clearly by our directors, as further explained below.

At the direction of the Compensation Committee, we enhanced our shareholder outreach program with our 25 largest institutional investors as well as two investor advisory firms for the purposes of both continuing to gather feedback regarding our executive compensation programs and to further understand the advisory firms' policies and how they relate to the perspectives held by our shareholders. In response to the 2014 Say on Pay vote and subsequent shareholder discussions, we took the following actions regarding our incentive compensation programs:

1.
Redesigned our ICP for 2014: Some of our shareholders expressed concern over the structure of the 2013 ICP, particularly regarding the complexity and number of measures that the plan utilized in assessing corporate performance. While the intention of the plan was to capture a broad measurement of FirstMerit’s performance in a given year, shareholders were concerned that what they saw as a large number of measures could dilute the incentivizing impact of the program.

Based on our shareholders' concerns, we reconsidered the design of our ICP and made the following changes for 2014:

•	Reduced the number of corporate performance measures from 14 to six in order to focus only on those measures that have the greatest impact on our long-term success.

•	Eliminated the use of peer-relative measures in order to focus on our performance relative to internal expectations.

•	Eliminated a variable goal weighting feature in order to reduce the overall complexity of the plan.

See page 36 for a more complete description of how our redesigned ICP operated for 2014.

2.
Redesigned our equity incentive plan for 2015 grants: Another theme expressed in our conversations with shareholders was a desire for a longer-term performance period for our performance-vesting equity awards. In response, we instituted a single three-year performance period on all performance-vesting awards, as opposed to the prior design, which utilized three successive one-year periods. In addition, we have increased the performance-vested portion of each executive's total equity award from 52% to 60% of the total target award value. Our aim in making these changes is to:

•	Lessen the overlap in performance periods between the ICP, which measures annual performance, and the equity plan, which now measures three-year performance.

•	Increase the portion of our compensation plan that varies based on corporate performance.

•	Reinforce the long-term performance focus of the awards.

Tax considerations related to potential compliance with Section 162(m) deductibility requirements prevented us from adequately modifying our NEOs' 2014 awards in the middle of the year to incorporate these changes. However, the changes described above will be implemented for our 2015 equity awards. See page 41 for further details regarding our 2015 equity plan.

2014 Compensation Decision Process

Compensation Committee’s Philosophy on Named Executive Officer Compensation

Decisions regarding our executive compensation programs and pay levels are made in the context of our compensation philosophy, which is established and implemented by the Compensation Committee. Our guiding philosophy seeks to balance and align the interests of shareholders and executives through a combination of fixed and performance-based pay, as well as short and long-term pay, all while not encouraging excessive risk-taking that could harm our business. Pay elements are specifically designed to encourage and reward the achievement of our short and long-term objectives and the creation of long-term shareholder value. For each NEO, the compensation package is also intended to represent a fair and competitive compensation arrangement.
The four major objectives of the compensation program for our NEOs are:

•
Attraction and Retention - Attract and retain senior executives with large bank and managerial experience who can preserve and increase long-term shareholder value by strengthening the core financial performance metrics that ultimately drive our long-term success. The Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

•
Alignment with Shareholders - Link executive compensation rewards with increases in long-term shareholder value and its key financial and operational drivers, with the goal of ultimately aligning shareholder investment and executive compensation interests, including through meaningful executive share ownership levels.

•
Pay for Performance - Motivate executives to be accountable for, and accomplish, the strategic and financial objectives approved by the Board of Directors by providing above-median compensation for superior performance, and below-median compensation when performance is less than expected.

•
Risk Balance - Effectively design, develop and monitor sound incentive compensation programs that appropriately balance compensation risks and financial results, with the ultimate goal of promoting the stability and soundness of FirstMerit.

The Compensation Committee regularly compares our executive compensation pay levels and program designs with data sources that reflect our competitive marketplace for executive compensation and account for the size of our operations. These data sources have been provided to the Compensation Committee by its compensation consultant and have generally consisted of industry-specific compensation surveys and an analysis of pay levels provided to comparable executives at selected peer group financial institutions. In general, we review the compensation of our CEO compared to market on an annual basis, and we review the compensation of our other executives compared to market on an as-needed basis.
We intend to position our targeted total direct compensation (salary, annual cash incentives, and equity incentives) for each executive near the assessed median competitive level for comparable executives, assuming targeted performance is achieved. We believe it is appropriate to pay median compensation for target performance because we generally establish target performance objectives at or above the median performance level of our peer group, as demonstrated by the charts on page 28. In addition, the charts on page 26 demonstrate our sustained record of success compared to our peers. Actual total direct compensation in any given year may be above or below the target level based on corporate and individual performance. We believe that overall compensation opportunities for our NEOs in 2014 were competitive with those offered by financial services institutions that are similar to us in asset size and operations based on market and historical comparisons as discussed further below.

Roles in Determining 2014 Named Executive Officer Compensation

The Role of the Compensation Committee

2014 compensation for the NEOs was determined under programs adopted by the Compensation Committee and in many cases approved by the Board of Directors. The Compensation Committee established our executive compensation philosophy, policy, elements, and strategy and reviewed executive compensation proposals for approval by the Board of Directors. Specifically, the Compensation Committee:

•	Approved 2014 salary adjustments for NEOs other than the CEO;

•	Determined the NEOs eligible to participate in the ICP for 2014;

•	Reviewed 2014 corporate performance results and the CEO’s assessment of 2014 individual performance results to determine final 2014 ICP award payouts for our NEOs other than the CEO;

•	Oversaw administration of our benefit plans and perquisites;

•	Assessed and monitored the performance, design, function and potential risk components of our compensation programs for our NEOs; and

•
Administered the annual comprehensive CEO performance assessment, in which Mr. Greig’s performance is evaluated in both narrative and numerical form by each independent member of the Board of Directors.

In addition, the Compensation Committee recommended to the Board of Directors: (1) the 2014 salary adjustment for the CEO; (2) the corporate performance measures and targets for the 2014 ICP; (3) the final 2014 ICP award payout for our CEO; (4) the type and amount of our 2014 equity awards to the NEOs; (5) executive benefits, retirement plans, and limited perquisites; and (6) executive employment, severance, change in control, and displacement agreements. The Compensation Committee also reviewed and discussed all aspects of each NEO’s compensation.

Role of Management
Members of management assist the Compensation Committee by providing recommendations that management believes will establish appropriate and market-competitive compensation plans for executive officers consistent with FirstMerit’s compensation philosophy. As part of this process, management collaborates with management's independent compensation consultant to identify relevant market data, review potential compensation plan designs, and discuss industry trends before making recommendations to the Compensation Committee. In 2014:

•	Management recommended base salaries as well as cash and equity incentive targets for NEOs other than the CEO;

•	Management proposed incentive metrics and planned performance levels for the ICP; and

•	Mr. Greig assessed the individual performance in 2014 of each NEO other than the CEO relative to expectations for the purposes of determining 2014 ICP awards.
The Compensation Committee reviews and discusses management’s recommendations in conjunction with its own independent compensation consultant in making compensation decisions or recommendations to the full Board. Mr. Greig’s compensation is discussed in executive session without members of management present, including Mr. Greig.

Role of the Compensation Consultants
In January 2014, the Compensation Committee again retained Gough Management Company (or Gough) as permitted by the Compensation Committee Charter, to provide the Compensation Committee with independent advice on executive compensation matters and to assist in making compensation recommendations to the Board of Directors. During 2014, Gough assisted the Compensation Committee by preparing information on competitive compensation levels and practices for the CEO and other executives, compiling information relating to CEO compensation from selected peer banks (see “Compensation Evaluations for 2014” below), advising the Compensation Committee regarding its response to the 2014 Say on Pay vote, and assisting in the re-design of FirstMerit’s ICP for 2014 and equity incentive plan for 2015. Pursuant to the terms of its retention, Gough reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with Gough. Gough does not provide any services for FirstMerit outside those provided to the Compensation Committee.

In 2014, management again engaged McLagan, a compensation consultant affiliated with Aon Hewitt, to provide compensation information for certain executive officers, advise the company regarding its response to the 2014 Say on Pay vote, and assist with the re-design and implementation of FirstMerit’s ICP for 2014 and equity incentive plan for 2015. Pursuant to the terms of its retention, McLagan reported directly to management. Aon Hewitt also provided advice to management on the administration of our executive retirement plans and programs and assistance in the administration of other retirement plans and programs that are generally available to all FirstMerit employees. Aon Hewitt reported directly to management in this role.
In 2014, the Compensation Committee reviewed its relationship with Gough, as well as its or FirstMerit’s receipt of any direct or indirect executive and director compensation assistance from McLagan and Aon Hewitt. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, the Compensation Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by any of Gough, McLagan or Aon Hewitt. In addition, the Compensation Committee has assessed the independence of Gough, McLagan and Aon Hewitt, as required under Nasdaq listing rules.

Our Compensation Policies
We design our executive compensation program to be driven by performance, rewarding to executives, value-creating for shareholders, and compatible with strong governance. The following table sets forth the best practices that we adhere to in designing and determining our executive compensation.

Compensation Best Practices
Compensation philosophy
We believe that our philosophy of compensation promotes long-term decision-making, careful consideration of risks to our organization, clear connection between pay and performance, attraction and retention of talented executives, and alignment between incentive pay and shareholder interests.

Competitive benchmarking
We regularly assess the competitiveness of our executive compensation programs compared to the organizations with which we compete for executive talent in order to make fully-informed decisions on pay levels and practices.

Performance-based pay More than 50% of our CEO's target compensation, and nearly 50% of our other NEOs' target compensation, is earned based exclusively on the attainment of specific performance goals.
Pay for long-term performance
More than 50% of each NEO's variable compensation is paid in stock, which vests over three years. A substantial portion of the awards will not vest if performance goals over the vesting period are not met. The value of the awards to executives upon vesting varies based on changes in our stock price.

Robust share ownership guidelines
Our CEO must own shares of our common stock worth at least five times his base salary. Each of our other NEOs must own shares worth at least two and a half times his or her base salary.

Anti-hedging/anti-pledging policies
Our executives and directors are prohibited from engaging in any hedging of FirstMerit shares, including buying or selling puts or calls, short sales, or any other hedging transaction. Executives and directors are also prohibited from holding FirstMerit shares in a margin account or otherwise pledging FirstMerit shares as collateral for a loan.

Robust clawback policy Our clawback policy allows us to recover erroneously paid cash and equity incentive awards in the case of certain financial restatements.
Shareholder outreach We regularly hold conversations with our shareholders to gain their perspectives on the structure of our compensation program.

Specific Considerations Regarding 2014 Compensation

Competitive Benchmarking for 2014

For 2014, Gough again provided the Compensation Committee with an analysis of Mr. Greig’s targeted total direct compensation opportunity compared to the compensation opportunities of CEOs at a peer group of financial institutions similar to FirstMerit in size and business profile. In December 2013, the Compensation Committee reviewed the peer group used to evaluate compensation in 2013, along with the criteria used to establish the group. The Compensation Committee determined that both the peer group criteria and the member banks remained relevant for FirstMerit in 2014, and accordingly determined that no changes should be made to the 2014 peer group.
The peer group met the following criteria as of September 30, 2013:

•	Banks and thrifts with assets between $17.5 and $65 billion;

•	Commercial banking focus;

•	Located exclusively in the continental United States;

•	Not managed by executives with controlling ownership; and

•	Not a target of a publicly-announced acquisition.

In addition to the criteria listed above, the Compensation Committee eliminated from consideration a limited number of institutions that, while they otherwise met the stated criteria, reflect significant differences from FirstMerit in key organizational areas, such as specific business line focus.
We believe that the resulting comparator group represents an accurate indicator of the companies with which we compete for executive talent. The Compensation Committee approved the following peer group of 18 institutions for 2014:

	Total Assets		Total Assets
	12/31/2013		12/31/2013
Company Name	($000)	Company Name	($000)
Associated Banc-Corp	24,226,920	Hancock Holding Co.	19,009,251
BOK Financial Corp..	27,015,432	Huntington Bancshares Inc.	59,467,174
City National Corp.	17,568,843	People's United Financial Inc.	33,213,700
Comerica Inc.	65,227,000	Susquehanna Bancshares Inc.	18,473,489
Commerce Bancshares Inc.	23,072,036	Synovus Financial Corp.	26,201,604
Cullen/Frost Bankers Inc.	24,312,939	TCF Financial Corp.	18,379,840
First Horizon National Corp.	23,789,833	Webster Financial Corp.	20,852,999
First Niagara Finl Group	37,628,362	Wintrust Financial Corp.	18,097,783
First Republic Bank	42,112,763	Zions Bancorp.	56,031,127
	FirstMerit		23,912,028

The median asset size of the peer group was $24.3 billion as of December 31, 2013, compared to FirstMerit’s asset size at that time of $23.9 billion.
After determining the final group of 18 peers for 2014, statistical regression was used to adjust peer compensation data based on FirstMerit’s asset size relative to the peer group. This regression analysis allowed us to pinpoint specific target and maximum compensation values relative to peers for our CEO based on the distribution of these amounts relative to organization size. We considered actual, target, and maximum compensation levels for peer CEOs as well as the regressed data as part of the process in determining our CEO’s 2014 base salary, 2014 target and maximum ICP opportunities, and 2014 target and maximum equity incentive opportunity.
For 2014, the Compensation Committee did not engage in the benchmarking of compensation for NEOs other than the CEO, but reserves the right to do so in the future. Decisions regarding compensation programs for the other NEOs in 2014 were made primarily in consideration of corporate and individual performance, internal compensation comparisons, and our historical practices. Based on past compensation evaluations, it is our belief that compensation paid to other NEOs is within the range of general market practice for similarly-positioned executives.

Elements of 2014 Named Executive Officer Compensation
The following table outlines the major elements of 2014 total compensation for our NEOs:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/ Long-Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Changes based on individual and corporate performance	Fixed	Short-Term
Annual Cash ICP	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and an assessment of individual performance	Performance Based	Short-Term
Performance-Vested RSU Awards	Aligns executives' long-term compensation interests with shareholders' investment interests while encouraging the achievement of annual operational goals that drive long-term company value
Award amount is determined based on, for Mr. Greig, a fixed percentage of salary, and for other NEOs, a fixed percentage of salary grade midpoint, with annual portions of the award achieved based on ROACE compared to a peer group
			Performance Based	Long-Term
Time-Vested RSU Awards	Aligns executives' long-term compensation interests with shareholders' investment interests while creating a retention incentive through multi-year vesting
Award amount is determined based on, for Mr. Greig, a fixed percentage of salary, and for other NEOs, a fixed percentage of salary grade midpoint, with vesting conditioned on attainment of a specified level of corporate profitability in the year of grant
			Fixed	Long-Term
Defined Benefit and Defined Contribution Retirement Plans	Provides market-competitive income security into retirement and creates a retention incentive through use of multi-year vesting, similar to the structure of retirement benefits for our general employee population	--	Fixed	Long-Term
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	--	Fixed	Short-Term

Analysis of Key Compensation Decisions for 2014

Base Salary

The Compensation Committee considers general market movement, individual performance, and the recommendation of Mr. Greig (for all executives other than himself) in making base salary adjustments. The base salary for Mr. Greig is recommended by the Compensation Committee to the full Board of Directors for approval. Before providing a recommendation to the Board, the Compensation Committee considers base salaries paid to CEOs in the peer group as well as the projected market salary rate increase for the upcoming year, which for 2014 was 3%, as provided by Gough. In addition, the Compensation Committee considers the results of the annual evaluation of Mr. Greig’s performance completed by each of the independent members of our full Board of Directors, which in early 2014 resulted in a score of 9.8 on a scale from one to 10.
Mr. Greig considers the results of each NEO’s annual performance review, any expected changes to the NEO’s role within our organization, pay positioning relative to other members of our executive team, and the approved merit increase budget for our general employee population before providing his recommendations to the Compensation Committee.
Effective July 1, 2014, FirstMerit’s NEOs received base salary increases ranging from 2.5% to 6%. The Compensation Committee believes these modest increases were appropriate and in line with the general movement of base salaries in our executive marketplace. In the case of our CEO, Mr. Greig's 2014 base salary was within 4% of the projected 2014 median salary level of our peer CEOs. The increases for 2014 were significantly lower than the previous year's increases, when salary movement was substantially influenced by the assumption of new roles and responsibilities following the Citizens Republic acquisition.
Base salaries for each of the NEOs are shown in the table below:

Name	2013 Base Salary ($)	2014 Base Salary ($)
Paul G. Greig	975,000	1,034,000
Terrence E. Bichsel	460,000	471,500
Sandra E. Pierce	550,000	563,800
William P. Richgels	460,000	471,500
David G. Goodall	390,000	401,700

Short-Term Cash Incentive Plan
Background
Our short-term ICP is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value for FirstMerit and its shareholders. As discussed previously, the 2014 ICP was significantly redesigned based on shareholder feedback in order to simplify the plan and condition incentive awards on the performance metrics that most significantly drive our long-term success. Awards under the 2014 ICP were contingent on performance in the following categories:

•	Corporate financial performance relative to planned performance; and

•	Individual performance.

By implementing pay methodologies that utilize well-defined performance metrics and measure financial, strategic, and individual performance, the Compensation Committee believes that it can motivate our NEOs to achieve our business goals and enhance long-term shareholder value without creating incentives for excessive risk-taking.

2014 Performance Objectives
The corporate performance objectives selected for the 2014 ICP reflect the annual operating measures that are within management's control, and that will ultimately drive shareholder value over the long-term. Sixty percent of the total target incentive score is conditioned upon various measures of our corporate profitability, which is fundamental to the value of our company and long-term stock price appreciation. An additional 20% of the target incentive score is based on measures of our credit quality, which reflects our safety and soundness as a banking organization and is a key focus of our regulators. Each of the corporate performance measures we selected for our 2014 ICP are commonly used in the banking industry to assess annual performance for incentive plan purposes.
Under the corporate performance portion of the 2014 ICP, a target level and a threshold-to-maximum range of performance were established for each of the six corporate performance objectives in the 2014 plan. Threshold performance was defined as 85% to 90% of target level, and maximum as 110% to 115% of target, depending on the objective.
In addition to corporate financial performance, the 2014 ICP took into consideration the individual performance of the NEOs. Payouts under the individual performance portion of the plan were tied to the results of each NEO's annual performance evaluation by Mr. Greig, or in the case of Mr. Greig by the independent members of the full Board of Directors.
Performance below threshold for any objective would have resulted in no incentive payment with respect to that objective, while the payment for any one objective and the plan as a whole was capped for performance above maximum.

The performance metrics and weightings that were used to calculate 2014 ICP awards for executive officers were as follows:

Weight

Profitability	60%
Net Income	15%
Pre-Provision / Pre-Tax Income	15%
ROAA	15%
ROATE	15%

Credit Quality	20%
Net Charge-offs / Average Loans	10%
NPA / Loans & OREO	10%

Individual Performance	20%
Performance Evaluation	20%

Following the establishment of the performance criteria to be used in assessing performance as shown above, the Compensation Committee in collaboration with management selected target performance levels for each of the objectives that it believed would represent meaningful and challenging performance in 2014. As illustrated in the charts below, the target performance expectations established for our two profitability measures that can be compared externally, ROAA and ROATE, represented profitability significantly greater than that achieved by our peers. In other words, our NEOs would not receive target-level ICP awards for these particular goals unless we outperformed the median, and in the case of ROATE the 75th percentile, of our peers. In addition, our credit quality remains substantially better than that of our peers, as seen in the exhibit on page 26. These analyses reaffirm our belief that the objectives established for our 2014 ICP were robust and challenging to achieve.
2014 ICP Award Opportunities
The Compensation Committee annually establishes ICP award opportunities for each NEO as a percentage of his or her salary, with the Board of Directors ratifying Mr. Greig's ICP award opportunities. Historically, award opportunities have been designed to produce total cash compensation that is near the 50th percentile of competitive market levels for performance at target. We believe it is appropriate to target annual incentives near the peer group 50th percentile because it is our internal principle to set target performance expectations at or above the peer group 50th percentile when such comparisons are possible. Gough’s compensation review indicated that Mr. Greig’s 2014 cash compensation opportunity at target was between the 50th and 75th percentiles of target cash compensation opportunities for CEOs in our peer group, consistent with our philosophy and with the industry outperformance required to achieve our ICP targets, as illustrated above. Likewise, maximum incentive levels have also been established to reflect competitive market levels.

The Compensation Committee and the Board of Directors established the following ICP award opportunities for 2014 (as a percentage of base salary):

	2014 ICP Opportunity as % of Salary
Named Executive Officer	Threshold	Target	Maximum
Paul G. Greig	40%	100%	200%
Terrence E. Bichsel	24%	60%	108%
Sandra E. Pierce	30%	85%	150%
William P. Richgels	24%	60%	108%
David G. Goodall	24%	60%	108%

Corporate Performance Results
The chart below depicts the performance targets established by the Compensation Committee for each ICP category, as well as the level of actual performance achieved in 2014 (goals expressed in $000 unless otherwise indicated).

The results shown above exclude the following items from the calculation of FirstMerit's performance on the ICP's four profitability objectives, as approved by the Compensation Committee in February 2015:

•	the after-tax impact of $2.6 million in one-time expenses related to branch and building closures;

•	the after-tax impact of $628,000 in one-time expenses related to the Citizens Republic acquisition; and

•	the after-tax impact of $564,000 in one-time business restructuring expense.

Individual Performance Results
Each of the NEOs received a performance rating of "exceeds" or "excellent" in their 2014 performance evaluation, and therefore received the maximum award payable under the individual portion of the plan. Factors frequently cited in performance evaluations included our executives' continuing contributions to the integration of Citizens Republic, strategic leadership within each executive's area of authority and for the company as a whole, and the strong operating results achieved by FirstMerit in 2014. The average score on the evaluation of Mr. Greig's 2014 performance, which was conducted by each independent member of the Board of Directors in early 2015, was 9.4 on a scale from one to 10.

Final ICP Awards for 2014
In January 2015, the Compensation Committee determined the degree to which our financial and strategic performance goals were achieved during 2014. The CEO (or the Board of Directors in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2014 for each executive.

The following payments under the 2014 ICP were made upon approval by the Compensation Committee and, with respect to our CEO, the ratification of the independent members of the full Board of Directors:

Named Executive Officer	2014 ICP Award	ICP Award as a % of Target
Paul G. Greig	$1,597,602	155%
Terrence E. Bichsel	$406,260	144%
Sandra E. Pierce	$678,982	142%
William P. Richgels	$406,260	144%
David G. Goodall	$346,118	144%
Mr. Greig’s and Ms. Pierce's 2014 ICP awards as a percentage of their target award are different than that of the other NEOs, reflecting the fact that the relationship between their target and maximum awards under the plan design is different than that of the other NEOs.

2014 Equity Plan

Background
Our equity incentive plan is intended to align the compensation interests of executives with the investment interests of shareholders, while also rewarding executives for strong operational performance. In 2014, our equity incentive plan consisted of two distinct award types: performance-vested restricted stock units (or RSUs) and time-vested RSUs. Fifty-two percent of the number of RSUs awarded to each participating NEO will vest, if at all, based on FirstMerit’s corporate performance over the vesting period, while the remaining RSUs awarded will vest based on time, continued service, and attainment of a minimum level of corporate profitability. The use of performance-vested and time-vested awards in combination gives executives the consistent opportunity to increase their ownership interest in FirstMerit and connects the long-term value of their compensation to our long-term stock performance, while also encouraging the achievement of the operational goals that drive our long-term company value.

2014 Equity Award Targets
The number of RSUs awarded to Mr. Greig in 2014 was based on a fixed percentage of his salary, and that fixed percentage has been unchanged over the past several years. The number of RSUs awarded to each participating executive other than the CEO in 2014 was based on a fixed percentage of his or her position's salary grade midpoint, a practice which is intended to create a certain level of parity in awards to executives at a similar organizational level. However, the Compensation Committee, or the CEO for all executives other than himself, generally retains the right to recommend awards less than the target amount, or to grant no awards to the executive in a given year, if performance or other conditions warrant.
Early in 2014, the Compensation Committee established a target equity award for each of our participating NEOs as described above. Target equity award levels for 2014 are shown in the table below:

Named Executive Officer	Target Equity Award as % of Salary or Salary Grade Midpoint
Paul G. Greig	200%
Terrence E. Bichsel	100%
Sandra E. Pierce	100%
William P. Richgels	100%
David G. Goodall	80%
Regarding Mr. Greig’s target equity award, Gough’s review of peer CEO compensation indicated that Mr. Greig’s total direct compensation opportunity at target was comparable to the target total direct compensation opportunity among peer CEOs. The Compensation Committee felt that this positioning was appropriate due to FirstMerit’s sustained record of strong performance, as demonstrated in the charts on page 28, and Mr. Greig’s contributions to that success as leader of our organization.

Following approval by the Board of Directors, the following equity awards were granted to our NEOs in April 2014 based on the approach described above:

Named Executive Officer	2014 Equity Award (Target # of Performance-Vested Units)	2014 Equity Award (# of Time-Vested Units)	2014 Equity Award (Grant Date Fair Value)
Paul G. Greig	54,012	49,857	$2,068,032
Terrence E. Bichsel	11,753	10,849	$450,006
Sandra E. Pierce	15,018	13,863	$575,021
William P. Richgels	11,753	10,849	$450,006
David G. Goodall	9,142	8,438	$350,018

Performance-vested awards
For 2014, 52% of the participating NEOs’ equity awards were granted in the form of performance-vested RSUs. These awards vest, if at all, in equal installments on the first three anniversaries of the award date, with the number of RSUs vesting each year, based on a one-year performance period, determined by FirstMerit’s ROACE compared to its pre-established peer group in the preceding calendar year. We chose ROACE because it is a measurement of our corporate profitability, which is fundamental to the value of our company and long-term stock price appreciation. Specifically, ROACE shows how efficiently we use investor funds (common equity) to generate profits.
Financial performance is measured based on financial statements filed with the SEC for FirstMerit and its peers. The Compensation Committee has the ability to exclude from financial performance calculations certain one-time events that either positively or negatively impact incentive awards for executives. However, such exclusions are limited in nature, and the parameters for determining which one-time events may be excluded are established at the beginning of the performance year.
The table below details the required level of performance and subsequent award vesting for the 2014 award:

	Threshold	Target	Maximum
ROACE Compared to Peers	30th Percentile	50th Percentile	70th Percentile
Number of RSUs Vesting (as % of Target)	25%	100%	175%
Vesting is pro-rated on a straight-line basis for performance between threshold and target or target and maximum, and no awards vest in a given year if performance in the preceding year was below the 30th percentile of the peer group.
In February 2015, the Compensation Committee determined that it was appropriate to exclude the following items from the calculation of FirstMerit's 2014 ROACE:

•	the after-tax impact of $2.6 million in one-time expenses related to branch and building closures;

•	the after-tax impact of $628,000 in one-time expenses related to the Citizens Republic acquisition; and

•	the after-tax impact of $564,000 in one-time business restructuring expense.
FirstMerit's ROACE during 2014 was 8.99% after the exclusion of one-time items, which was equal to the 61st percentile of the peer group. Therefore, one-third of the performance-vested RSUs granted in 2013 and 2014 vested in February 2015 at 137.5% of the target award amount.
Time-vested awards
The remaining RSUs granted to each participating NEO, or 48% of the total RSU award, vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment. In addition, no awards would have vested if FirstMerit’s net income after adjustment for one-time expenses in 2014 did not exceed 15% of our 2013 net income. Due to this minimum corporate profitability requirement, while we think of these RSU awards and describe these RSU awards as "time-vested" for purposes of our CD&A, we report them as an incentive award for purposes of the compensation tables beginning on page 45 below, as our NEOs will not be able to receive shares in settlement of these RSU awards if the threshold net income is not achieved.
The corporate profitability performance condition was satisfied at the end of 2014 based on actual 2014 performance.

Dividend equivalents
We pay dividend equivalents on unvested RSUs as follows:

•	Time-vested RSUs: Dividend equivalents are paid quarterly.

•
Performance-vested RSUs: Dividend equivalents are accrued quarterly through the performance period and paid out on the vesting date, commensurate with the number of RSUs that are actually earned based on FirstMerit’s corporate performance relative to its peers. No interest or premium is paid on accrued dividend equivalents.

2014 CEO Total Compensation

The exhibit below illustrates the decrease in our CEO's direct compensation from 2013 to 2014, which was a result of two factors: (1) Mr. Greig received an achievement bonus in 2013 for his leadership through the Citizens Republic acquisition, which was not repeated in 2014; and (2) based on our performance, Mr. Greig received a smaller payout under our ICP for 2014 than for 2013.

The exhibit below also shows that Mr. Greig's reported total compensation decreased by nearly $11.5 million from 2013 to 2014, which was a result of the two factors mentioned above as well as a one-time accounting accrual to his SERP in connection with the freezing of his SERP benefit in 2013. Mr. Greig's SERP benefit will not change in the future, so no additional accruals will be recognized. Therefore we do not expect any future compensation to be reportable for him as a result of that plan.

2015 Equity Plan

As discussed previously, we reconsidered our equity award philosophy and approach over the course of 2014 based on shareholder feedback, with the desire of increasing the proportion of awards that are subject to performance-vesting and extending the performance period over multiple years. These changes could not be applied to our NEOs' 2014 awards because tax considerations related to potential compliance with Section 162(m) deductibility requirements prevented us from adequately modifying our NEOs' 2014 awards in the middle of the year to incorporate these changes. However, the awards made in 2015 will be granted under our new methodology.

The 2015 awards will vary from our past practice in two important ways:

•
Performance Period: The 2015 performance awards will vest based on our ROACE relative to our peers over the entire three-year period from 2015-2017, as opposed to in tranches based on the one-year periods used previously. As a result of the shift in performance periods, none of the 2015 performance awards will generally vest prior to 2018. Under the prior design, awards were structured to vest one-third per year for three years.

•
Award Composition: Sixty percent of the equity awarded to our NEOs in 2015 will be in the form of performance-vested RSUs, while the remaining 40% will be in the form of time-vested RSUs (still subject to a minimum performance condition). We determined to increase what we consider the performance-vested portion of the award from 52% to 60% in order to tie more of our NEOs' pay to long-term corporate performance.

All other aspects of our 2015 equity incentive plan are expected to remain unchanged from our prior design, including the target and maximum award levels, the performance levels required to achieve award vesting, the treatment of dividend equivalents, and the use of a profitability condition on our time-vested awards.

Benefits & Perquisites
We offer a package of employee health and welfare benefits to our employees, including our NEOs. These benefits include health, dental, and vision coverage, life insurance, and disability insurance. We and our employee participants share in the cost of these programs, and benefits are provided to our NEOs and our other employees on the same general basis.
The Compensation Committee provides only limited perquisites to the NEOs, and the Compensation Committee periodically reviews those perquisites to keep those benefits to a minimum. For 2014, we reimbursed Mr. Greig and Mr. Richgels for country club dues. We do not provide country club reimbursements for our other NEOs. Rather, FirstMerit maintains two corporate country club memberships for the business use of our other NEOS. In addition, for 2014, we reimbursed each of our NEOs other than Mr. Bichsel for an executive physical exam. Mr. Bichsel was also eligible to receive reimbursement for an executive physical exam, but did not receive any such reimbursement for 2014. We offer physical exams to our executives because we believe that it is in FirstMerit's best interest to minimize potential health-related disruptions to our leadership team by encouraging executives to monitor their personal health and well-being. We also reimbursed Mr. Greig for certain legal fees and provided payments for him for security services. Finally, Mr. Greig received the limited use of a corporate aircraft for personal travel not associated with FirstMerit business. The Board of Directors determined that this personal use was in the best interest of FirstMerit in order to maximize the efficiency of our CEO's travel arrangements and minimize unnecessary disruptions to his productivity. However, Mr. Greig is not entitled to any tax reimbursement on the compensatory value of either the security services and the personal aircraft use. The aggregate incremental costs of the perquisites that we provided to the NEOs for 2014, plus the value of perquisite- or insurance-related tax payments provided by us, are reflected in the "All Other Compensation" column of the 2014 Summary Compensation Table on page 45 below.

Retirement Benefits
During 2014, our named executive officers were generally eligible to participate in our qualified and non-qualified defined benefit plans, qualified and non-qualified defined contribution plans and our non-qualified deferred compensation plan, although Mr. Goodall and Ms. Pierce are not eligible to participate in our defined benefit plans. The non-qualified plans allow us to pay retirement benefits in amounts that exceed the limitations imposed under the Internal Revenue Code under our qualified plans. We provide a more detailed description of these plans under the headings “Executive Retirement Plans” on page 49 below and “Executive Deferred Compensation Plan” on page 54 below.

Additional Policies and Procedures Related to Compensation

Share Ownership Guidelines

The Compensation Committee bases a large part of its compensation philosophy on aligning the compensation interests of our NEOs with the investment interests of our shareholders. As a result, the Compensation Committee has adopted share ownership guidelines for our executive officers. These guidelines require that within a five-year period from the date a person becomes an executive officer, he or she must hold FirstMerit common shares in value equal to approximately two-and-one-half times his or her base salary (or five times base salary in the case of our CEO). The Compensation Committee annually monitors whether the named executive officers have satisfied or are making progress toward satisfying the share ownership guidelines. In making this determination, the Compensation Committee considers common shares deemed to be held in the Executive Deferred Plan, common shares held for the executive in the 401(k) plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.
As of February 2015, each named executive officer was in compliance with the share ownership guidelines.

Equity Award Policies
The Compensation Committee has a policy against timing equity grants with the release of material non-public information. The Compensation Committee also has a policy and FirstMerit's equity plan requires that all equity awards to our NEOs have a minimum vesting period of one year.

Anti-Hedging and Anti-Pledging Policies
In 2015, we adopted a policy prohibiting our executives and directors from hedging of FirstMerit shares, including buying or selling puts or calls, short sales, or engaging in any other transaction designed to hedge or offset any decrease in the market value of FirstMerit's stock. Also in 2015, we adopted a policy prohibiting our executives and directors from holding FirstMerit shares in a margin account as collateral for a margin loan or otherwise pledging FirstMerit shares as collateral for a loan.    We adopted these policies to emphasize our philosophy to encourage long-term investments by our executives and directors, and to align their interests with those of shareholders.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally provides that no deduction is allowed for compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO). However, compensation that qualifies as "performance-based" compensation is not subject to the deductibility limit. The Compensation Committee attempts to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with Company strategies and goals. However, the Compensation Committee recognizes that paying certain compensation that is not tax-deductible may sometimes be in our best interest, and to that end we do not have a policy requiring that all compensation be deductible. Further, even if the Compensation Committee intends or attempts to grant compensation that may qualify as "performance-based" for purposes of Section 162(m), FirstMerit cannot guarantee that such compensation ultimately will be deductible by it, including where in the Compensation Committee's judgment payment of non-deductible compensation is needed to achieve FirstMerit's overall compensation objectives.

Change in Control and Displacement Agreements
We have entered into change in control agreements with each of our named executive officers and displacement agreements with each of our named executive officers other than Ms. Pierce. The Compensation Committee believes these agreements serve the best interests of FirstMerit and its shareholders by ensuring that, if a change in control or significant acquisition were ever under consideration, the named executive officers would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decisions of the Board without being unduly influenced by personal economic concerns, including concern about termination of employment in connection with the change in control or acquisition. In addition, the Board of Directors believes that these agreements are an important aspect of attracting and retaining the executive talent needed to lead FirstMerit, particularly through the critical period leading up to a potentially significant transaction.
Change in Control Agreements
Historically, our change in control agreements have been designed to provide benefits to our named executive officers in the event of their termination following a change in control. However, in 2009, FirstMerit executed amended and restated change in control agreements with certain of the named executive officers which provide certain benefits upon the occurrence of a change in control or certain termination events following a change in control. In determining to implement the amended change in control agreements, the Compensation Committee sought to restructure FirstMerit's change in control benefits so as to ensure the benefits provided under the amended change in control agreements would not constitute “golden parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), or the provisions of the Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008, which was applicable to us at the time.

As adopted, the Compensation Committee believes that the amended change in control agreements are, by design and operation, consistent with its compensation philosophy and business strategy and are an essential component of our efforts to promote executive retention and continuity of management. Additional information regarding the benefits provided by our amended change in control agreements can be found under the caption “Executive Agreements” on page 56 below.
Displacement Agreements
In addition to the amended change in control agreements, we maintain displacement agreements with each of our named executive officers other than Ms. Pierce. Pursuant to the displacement agreements, “displacement” is defined as the termination of the executive's employment with FirstMerit as a consequence of a merger, acquisition or other similar transaction, either before or after the closing of the transaction, where no change in control has occurred. Generally, the benefits provided under the displacement agreements are substantially similar to those provided to executives whose employment is terminated following a change in control event. Additional information regarding the benefits provided by our displacement agreements can be found under the caption “Executive Agreements” on page 56 below.

Recovery of Incentive Compensation
As set forth under the caption “Corporate Governance - Policies of the Board of Directors” above, the Board of Directors has adopted a policy relating to the “clawback” of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. Under that policy, the Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive, and/or effect the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (2) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.
The Board of Directors intends to update this policy to the extent necessary to comply with any clawback rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act at the time those rules are defined and become effective.

Risk Assessment of Compensation Programs
Our governance and organizational structure has traditionally incorporated a substantial risk management component through the establishment of a Risk Management Committee of the Board of Directors, the appointment of a Chief Risk Officer and an Enterprise Risk Manager, the utilization of a risk committee of management comprised of appropriate officers, establishment of an Enterprise Risk Management Committee of FirstMerit Bank, the company's principal operating subsidiary, and maintenance of a risk management department of FirstMerit Bank independent of the business units.
During 2014, we again undertook a comprehensive risk-analysis process to assess the risk components of our incentive compensation programs and practices. This assessment is conducted annually, and the 2014 process was similar to the process we conducted in previous years. The assessment was performed in order to determine whether our compensation programs encourage excessive or imprudent risk-taking, and was conducted in accordance with the final joint guidance issued by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision regarding incentive compensation and risk management at banking organizations. The process involved officers from the areas of Human Resources, Enterprise Risk, Internal Audit and Legal.
The assessment process included an analysis of each major incentive compensation plan, with particular focus on plans which had the potential to pose inordinate risk to the company. We also identified employees who are eligible to receive incentive compensation and whose activities may expose us to material risks, identified the types and time horizons of such risks, assessed the performance metrics that we use in our incentive compensation programs, and assessed our process for monitoring our incentive compensation plans and their sensitivity to risk. In addition, mitigating factors (including our clawback policy, re-design of our ICP in 2014 and our share ownership guidelines), structural checks and balances, and key controls were evaluated in connection with such plans. Ultimately, key risk management personnel presented a report to each of the Compensation and Risk Management Committees of the Board of Directors, which concluded that our incentive compensation plans appropriately balance risk and reward, are compatible with effective controls and risk management, are adequately supported by strong corporate governance practices, and overall are consistent with safe and sound banking practices and do not pose unnecessary or imprudent risk to us.
Based upon the results of this assessment, the Compensation and Risk Management Committees was able to determine that the risks arising from our compensation policies and practices were not reasonably likely to have a material adverse effect on the company, and the Compensation Committee believes that our governance and organizational structures, in conjunction with our risk-mitigation framework, allow us to continue to objectively assess risk as it relates to all employee compensation programs and plans.
EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its named executive officers for 2014.
2014 Summary Compensation Table

Name and Principal Position	Year	Salary($)(1)	Bonus($) (2)	Stock Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation($)		Total($)
Paul G. Greig	2014	$1,004,500	—	$2,068,032	$1,597,602	$10,182	$237,320	(6)	$4,917,636
Chairman, President	2013	$940,000	$500,000	$1,950,007	$1,900,400	$10,864,933	$255,900		$16,411,240
and Chief Executive Officer	2012	$826,250	—	$1,999,987	$1,586,500	$2,712,236	$276,471		$7,401,444
Terrence E. Bichsel	2014	$465,750	—	$450,006	$406,260	$675,706	$59,220	(7)	$2,056,942
Sr. Exec. V.P. and Chief	2013	$445,000	$50,000	$435,004	$485,600	$376,270	$63,802		$1,855,676
Financial Officer	2012	$397,575	—	$429,989	$360,000	$568,978	$53,983		$1,810,326
Sandra E. Pierce	2014	$556,900	—	$575,021	$678,982	—	$80,608	(8)	$1,891,511
Vice Chairman, FirstMerit Corporation,	2013	$504,167	$967,500	$1,224,000	$326,600	—	$143,848		$3,166,115
and Chairman & CEO, FirstMerit Michigan	2012	—	—	—	—	—	—		—
William P. Richgels	2014	$465,750	—	$450,006	$406,260	$862,092	$69,039	(9)	$2,253,147
Sr. Exec. V.P. and Chief	2013	$451,250	$50,000	$435,004	$485,600	$427,643	$69,135		$1,918,632
Credit Officer	2012	$416,125	—	$429,989	$365,000	$913,758	$81,992		$2,206,864
David G. Goodall	2014	$395,850	—	$350,018	$346,118	—	$123,268	(10)	$1,215,254
Sr. Exec. V.P.,	2013	$380,000	$50,000	$325,009	$411,700	—	$90,992		$1,257,701
Commercial Banking	2012	$344,500	—	$319,998	$320,000	—	$116,698		$1,101,196

(1)	The amounts reported for 2014 in the “Salary” column include amounts earned and the deferred portion of salary under the 401(k) Plan or Executive Deferred Compensation Plan.

(2)
We did not make any bonus payments to our named executive officers with respect to 2014, including discretionary or retention bonuses, other than the ICP cash incentive awards reported for 2014 in the “Non-Equity Incentive Plan Compensation” column.

(3)
The amounts reported for 2014 in the “Stock Awards” column represent the aggregate grant date fair value for awards of restricted stock units (or RSUs) granted during 2014. The value of these awards has been computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, and the assumptions used in the calculations of these amounts are included in Note 15, “Share-Based Compensation,” to the Consolidated Financial Statements included in FirstMerit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. In addition to time-vested RSUs, each of our NEOs received a grant of performance-vested RSUs in 2014, which RSUs will vest from 0% to 175% of the target grant amount. The value of the performance-vested RSUs is disclosed above assuming achievement of target performance level. The value of the performance-vested RSUs at grant date for each of the NEOs assuming target (100%) and maximum (175%) performance is as follows:

Name	Target Value at Grant Date ($)	Maximum Value at Grant Date ($)
Mr. Greig	1,075,379	1,881,913
Mr. Bichsel	234,002	409,504
Ms. Pierce	299,008	523,265
Mr. Richgels	234,002	409,504
Mr. Goodall	182,017	318,530

(4)
The amounts reported for 2014 in the “Non-Equity Incentive Plan Compensation” column consist of amounts earned under the 2014 ICP as a result of achieving certain performance goals, as further described above under “Compensation Discussion & Analysis — Analysis of Key Compensation Decisions for 2014.”

(5)
The amounts reported for 2014 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column consist solely of the actuarial increase in the present value of the named executive officers’ benefits between 2013 and 2014 under all pension plans established by FirstMerit, determined using interest rate and mortality rate assumptions consistent with those used in FirstMerit’s financial statements, and including amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. With respect to Mr. Greig, the amount reported for 2014 relates solely and exclusively to his participation in the tax-qualified Pension Plan and the non-qualified Excess Plan, and does not relate to his SERP benefit.

(6)
For Mr. Greig, this amount includes $114,245 for dividends or dividend equivalents on restricted stock and RSUs, $10,400 for contributions made by FirstMerit to Mr. Greig’s account under the 401(k) Plan, $28,100 related to life insurance premiums paid by FirstMerit, $33,623 in personal use of company aircraft and $26,199 in insurance and perquisite-related tax payments. This amount also includes payments made on Mr. Greig’s behalf for country club dues, legal fees, long-term disability and accidental death and dismemberment insurance, security services and an executive physical examination.

(7)
For Mr. Bichsel, this amount includes $25,026 for dividends or dividend equivalents on restricted stock and RSUs, $10,400 for contributions made by FirstMerit to Mr. Bichsel's account under the 401(k) Plan and $17,762 related to life insurance premiums paid by FirstMerit. This amount also includes payments made to Mr. Bichsel for insurance-related tax payments and on Mr. Bichsel’s behalf for long-term disability and accidental death and dismemberment insurance.

(8)
For Ms. Pierce, this amount includes $40,787 for dividends on restricted stock and RSUs, $10,400 for contributions made by FirstMerit to Ms. Pierce's account under the 401(k) Plan, $14,050 related to life insurance premiums paid by FirstMerit and $12,065 in perquisite-related tax payments. This amount also includes payments made on Ms. Pierce's behalf for an executive physical examination.

(9)
For Mr. Richgels, this amount includes $25,026 for dividends or dividend equivalents on restricted stock and RSUs, $10,400 for contributions made by FirstMerit to Mr. Richgels’ account under the 401(k) Plan and $17,900 related to life insurance premiums paid by FirstMerit. This amount also includes payments made to Mr. Richgels for insurance-related tax payments and on Mr. Richgels’ behalf for country club dues, long-term disability and accidental death and dismemberment insurance and an executive physical examination.

(10)
For Mr. Goodall, this amount includes $18,755 for dividends or dividend equivalents on restricted stock and RSUs, $10,400 for contributions made by FirstMerit to Mr. Goodall’s account under the 401(k) Plan and $75,000 for contributions made by FirstMerit to Mr. Goodall's account under the 2008 SERP. This amount also includes payments made to Mr.Goodall for insurance-related tax payments and on Mr. Goodall’s behalf for life insurance premiums and long-term disability and accidental death and dismemberment insurance and an executive physical examination.

2014 Grants of Plan-Based Awards Table

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Paul G. Greig	—	$413,600	$1,034,000	$2,068,000	—	—	—	—	—
	4/16/2014	—	—	—	13,503	54,012	94,521	—	$1,075,379
	4/16/2014	—	—	—	—	49,857	—	—	$992,653
Terrence E. Bichsel	—	$113,160	$282,900	$509,220	—	—	—	—	—
	4/16/2014	—	—	—	2,938	11,753	20,568	—	$234,002
	4/16/2014	—	—	—	—	10,849	—	—	$216,004
Sandra E. Pierce	—	$169,140	$479,230	$845,700	—	—	—	—	—
	4/16/2014	—	—	—	3,755	15,018	26,282	—	$299,008
	4/16/2014	—	—	—	—	13,863	—	—	$276,012
William P. Richgels	—	$113,160	$282,900	$509,220	—	—	—	—	—
	4/16/2014	—	—	—	2,938	11,753	20,568	—	$234,002
	4/16/2014	—	—	—	—	10,849	—	—	$216,004
David G. Goodall	—	$96,408	$241,020	$433,836	—	—	—	—	—
	4/16/2014	—	—	—	2,286	9,142	15,999	—	$182,017
	4/16/2014	—	—	—	—	8,438	—	—	$168,001

(1)
These columns list potential payouts for the named executive officers under the 2014 ICP. The actual amounts earned by the named executive officers for 2014 are included in the 2014 Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column.

(2)
These columns list, for the first reported row, performance-vested RSU award opportunities (those based on ROACE performance) that were granted to the NEOs during 2014. These columns list, for the second reported row, performance-vested RSU award opportunities (those based on net income performance (also referred to as time-vested RSUs above)) that were granted to the NEOs during 2014. For more information about these RSUs, see “Compensation Discussion and Analysis — Analysis of Key Compensation Decisions for 2014” above.

(3)
This column lists the grant date fair value of the RSU awards granted to the named executive officers, which value was computed in accordance with FASB ASC Topic 718. Performance-vested RSUs are disclosed based on the probable outcome of the relevant performance condition.

During 2014, we were a party to an employment agreement with Mr. Greig and change in control and, in some cases, displacement agreements with our named executive officers. For more information about these agreements, see “Executive Compensation and Other Information — Employment Agreements” on page 55 below and “ — Executive Agreements” on page 56 below. For more information about the pay mix provided to the named executive officers for 2014, see “Mix of Pay” on page 25 above.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Paul G. Greig	50,734	—	$22.90	5/18/2016	—		—	—		—
	—	—	—	—	41,433	(2)	$782,669	—		—
	—	—	—	—	38,258	(3)	$722,694	—		—
	—	—	—	—	—		—	41,447	(5)	$782,934
	—	—	—	—	49,857	(4)	$941,799	—		—
	—	—	—	—	—		—	54,012	(6)	$1,020,287
	—	—	—	—	—		—	—		—
Terrence E. Bichsel	50,734	—	26.41	2/17/2015	—		—	—		—
	15,931	—	23.93	4/19/2016	—		—	—		—
	—	—	—	—	8,908	(2)	$168,272	—		—
	—	—	—	—	8,534	(3)	$161,207	—		—
	—	—	—	—	—		—	9,246	(5)	$174,657
	—	—	—	—	10,849	(4)	$204,938	—		—
	—	—	—	—	—		—	11,753	(6)	$222,014
Sandra E. Pierce	—	—	—	—	53,333	(7)	$1,007,460	—		—
	—	—	—	—	13,863	(4)	$261,872	—		—
	—	—	—	—	—		—	15,018	(6)	$283,690
William P. Richgels	15,221	—	$21.29	5/21/2017	—		—	—		—
	—	—	—	—	8,908	(2)	$168,272	—		—
	—	—	—	—	8,534	(3)	$161,207	—		—
	—	—	—	—	—		—	9,246	(5)	$174,657
	—	—	—	—	10,849	(4)	$204,938	—		—
	—	—	—	—	—		—	11,753	(6)	$222,014
David G. Goodall	—	—	—	—	6,629	(2)	$125,222	—		—
	—	—	—	—	6,376	(3)	$120,443	—		—
	—	—	—	—	—		—	6,908	(5)	$130,492
	—	—	—	—	8,438	(4)	$159,394	—		—
	—	—	—	—	—		—	9,142	(6)	$172,692

(1)	Market value computed using $18.89, the closing share price of FirstMerit’s common shares on December 31, 2014, the last trading day of the fiscal year.

(2)	Award of restricted shares, all of which generally vests on April 21, 2015.

(3)	Award of RSUs, one-half of which generally vests on each of April 21, 2015 and 2016.

(4)	Award of RSUs, one-third of which generally vest on each of April 21, 2015, 2016 and 2017.

(5)	Award of RSUs, one-half of which generally vest on each of April 21, 2015 and 2016 based on performance during the applicable annual performance period.

(6)	Award of RSUs, one-third of which generally vest on each of March 3, 2015, 2016 and 2017 based on performance during the applicable annual performance period.

(7)	Award of restricted shares, one half of which generally vests on each of February 1, 2015 and 2016.

2014 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul G. Greig	136,894	$2,785,262
Terrence E. Bichsel	29,830	$607,127
Sandra E. Pierce	26,667	$519,740
William P. Richgels	29,830	$607,127
David G. Goodall	21,751	$442,854

(1)	Computed based on the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

2014 Pension Benefits Table

The following table sets forth the number of years of credited service and an estimate of the present value of accumulated benefits for each of the named executive officers with respect to the Pension Plan, Excess Plan and SERP.

Name	Plan Name	Number of Years Credited Service (#) (1)		Present Value of Accumulated Benefit ($)(2)
Paul G. Greig	Pension Plan	0.72		$16,747
	Excess Plan	0.72		$32,733
	SERP	14.00	(3)	$20,486,888
Terrence E. Bichsel	Pension Plan	13.00		$543,367
	Excess Plan	13.00		$308,101
	SERP	15.00		$3,250,577
Sandra E. Pierce	Pension Plan	—		—
	Excess Plan	—		—
	SERP	—		—
William P. Richgels	Pension Plan	—		—
	Excess Plan	—		—
	SERP	8.00		$4,601,763
David G. Goodall	Pension Plan	—		—
	Excess Plan	—		—
	SERP	—		—

(1)	For purposes of the SERP, executives are generally 100% vested upon the attainment of ten years of credited service.

(2)
Generally, Present Value of Accumulated Benefit is based on a pre-retirement discount rate of 5.04%. Benefits were assumed to be paid as a lump sum at the earliest retirement age in each plan (age 65). Lump sum present values were based on postretirement discount segment rate of 4.23% and the postretirement mortality table specified in Section 417(e) of the Code. Benefits earned prior to June 2004 in the Pension Plan and Excess Plan are available in a lump sum form of payment at retirement.

(3)
Pursuant to age and service credits granted to Mr. Greig during fiscal 2008 and 2009, Mr. Greig has historically been entitled to six years of age and service credit under the SERP beyond his years of actual service.

Executive Retirement Plans

FirstMerit sponsors the following five executive retirement plans: (1) the Pension Plan; (2) the Excess Plan; (3) the 2008 Excess Plan; (4) the SERP; and (5) the 2008 SERP.

Pension Plan

Under the tax-qualified Pension Plan, pension benefits at normal retirement age (65) are based on the final average earnings (as described below) of each participant. The benefits payable equal: (1) the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service prior to January 1, 2005, up to 40 years, plus 0.55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service earned prior to January 1, 2005, up to 35 years; plus (2) the sum of one percent of such average base salary multiplied by the number of years of credited service earned after January 1, 2005, up to 40 years (including years of service earned prior to January 1, 2005). “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age. Final average earnings are based upon the average of the four highest-paid consecutive calendar years of compensation out of the last ten years worked. Final average earnings are based on base salary and do not include overtime, bonuses, equity awards or other incentive compensation. Compensation recognized under the Pension Plan is limited based on the limits of Section 401(a)(17) of the Code.

Previously, employees were eligible to participate in the Pension Plan after attaining age 21 and working one year of at least 1,000 hours and became fully vested in their benefits upon the completion of five years of participating service, with the benefit payable to them on an unreduced basis at age 65 (normal retirement). However, effective January 1, 2007, benefit accruals under the Pension Plan ceased for employees with less than five years of services as of December 31, 2006.

The Pension Plan offers several optional forms of payment, including five, 10, and 15 year certain or life annuities and 50%, 66-2/3%, 75% and 100% joint and survivor annuities. Benefits earned prior to June 30, 2004 are also eligible to be taken as a lump sum distribution at retirement. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula above. Employees are eligible to commence early retirement benefits at age 55 with 15 years of service. For participants with 25 or more years of service at retirement, the normal retirement benefit is reduced 3% annually for each year prior to age 65. For participants with less than 25 years of service at retirement, the normal retirement benefit is reduced 3% for each year retirement is taken prior to age 65 but after age 62, and 5% annually if retirement is taken prior to age 62. During 2014, none of the named executive officers were eligible to take early retirement under the Pension Plan.

Excess Plan

The Excess Plan is an unfunded arrangement that provides Pension Plan participants with the additional benefit that would be payable under the normal Pension Plan benefit calculations if those calculations were not subject to maximum limits on pensions under the Code. Previously, all of our employees who had a base salary large enough to qualify were covered under the Excess Plan; however, effective January 1, 2007, benefit accruals under the Excess Plan ceased for non-vested employees as of December 31, 2006. The provisions of the Excess Plan are the same as the Pension Plan, and benefits payable under the Excess Plan are reduced by any benefits payable from the Pension Plan.

2008 Excess Plan

The 2008 Excess Plan is an unfunded arrangement designed to provide eligible 401(k) Plan participants with the additional contributions that could not be provided under the 401(k) Plan as a result of limits under the Code. Previously, eligible employees became participants under the 2008 Excess Plan in the first plan year (which we refer to as a Plan Year) during which the eligible employee participated in the 401(k) Plan and the eligible employee’s benefits under the profit sharing feature and/or the Retirement Investment Plan were affected by the limitations set forth in Section 401(a)(17) of the Code. However, FirstMerit ceased making contributions under the 2008 Excess Plan effective December 31, 2012.

Pursuant to the 2008 Excess Plan, FirstMerit maintains an account for each participant. With respect to each Plan Year prior to 2013, FirstMerit made a deemed contribution to each participant’s account in an amount equal to the excess, if any, of: (1) the maximum profit sharing and/or Retirement Investment Plan amount that could have been credited to an account for the participant’s benefit for the Plan Year under the 401(k) Plan if the limitations under Section 401(a)(17) of the Code were not applied; minus (2) the actual profit sharing and/or Retirement Investment Plan amount that was actually credited to the participant’s account for such Plan Year under the 401(k) Plan. A participant will be vested in all 2008 Excess Plan contributions and all discretionary contributions in the same percentage as the participant is vested in profit sharing and Retirement Investment Plan contributions under the 401(k) Plan. In addition, a participant will become 100% vested upon the earliest to occur of: (1) a determination that the participant is Disabled prior to the participant’s Separation from Service; (2) the participant’s Separation from Service due to his or her death; or (3) the participant’s Separation from Service by us without Cause or by the participant for Good Reason, in each case, within two years following a Change in Control (as such initially capitalized terms are defined in the 2008 Excess Plan). Any amounts credited to a participant’s account that are not vested at the time of a participant’s Separation from Service are forfeited. Participant accounts are credited with earnings determined as if the account were invested in investment indices available under the 401(k) Plan, or in FirstMerit common shares, as selected by the participant.

Except as otherwise provided, a participant in the 2008 Excess Plan will receive a distribution in cash equal to the value of the vested portion of their account generally within 90 days following their Separation from Service with FirstMerit. Each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments. If a participant incurs a Separation from Service by FirstMerit for Cause, all amounts credited to the participant’s account (whether or not vested) are forfeited as of the date of the Separation from Service. Participants agree not to compete with us for a period of three years following their Separation from Service. In addition, each participant agrees that in the event of a violation of the non-competition provision, the participant may be required to repay FirstMerit an amount equal to all distributions received by the participant and to forfeit any amounts credited to his or her account.

SERP

The purpose of the SERP is to provide executives with a monthly retirement benefit equal to 50% of their average earnings after accounting for all other employer-provided sources of retirement income. Of the named executive officers, Messrs. Greig, Bichsel and Richgels each are participants under the SERP. The first step in calculating the benefit payable to a SERP participant at retirement is to determine the Target Benefit:

Target Benefit: 50% of Average Total Monthly Earnings (average of the highest three out of the last five years). The Target Benefit is reduced by 3% for each year the participant’s attained age is less than age 65 (in other words, the Target Benefit is multiplied by .91 for an executive retiring at age 62).

Once the Target Benefit has been calculated, it is then offset by retirement benefits provided from other sources, including benefits from other FirstMerit retirement plans, benefits provided from prior employers’ retirement plans, and 50% of the benefit provided from Social Security (since FirstMerit and the employee each pay 50% of the required Social Security tax). The SERP benefit is generally calculated as follows:

•	Target Benefit (as defined above, after reduction for early commencement); less

•	Monthly benefit payable from the qualified Pension Plan (reduced for early commencement); less

•	Monthly benefit payable from the Excess Plan (reduced for early commencement); less

•	Monthly benefits payable from prior employer defined benefit plans (reduced for early commencement); less

•	Actuarial equivalent monthly payments from prior employer defined contribution plan account balances (rolled forward with 6.5% earnings, if actual earnings are not available); less

•	FirstMerit matching contributions to the 401(k) Plan since January 1, 2001, converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Profit Sharing Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Retirement Investment Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; and less

•	50% of primary Social Security monthly benefit.

Finally, the benefit resulting from the above calculation is generally multiplied by a Vesting Percentage based on the executive’s length of service in the SERP. The Vesting Percentage is determined as follows:

•	Vesting Percentage = Vesting Service multiplied by 10%.

•	If termination is on or after age 55, the minimum Vesting Percentage is 50% at age 55 and increases by 10% on each anniversary date thereafter.

Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Code. Benefits earned on or before December 31, 2004 are payable in a life annuity or five, 10, or 15 year certain life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution. Prior to 2001, the Target Benefit in the SERP was based on 65% of base pay. If this formula would yield a higher benefit for any executive who was a participant in the SERP as of December 31, 2000, this benefit would be payable as a minimum benefit. Executives are eligible to commence early retirement benefits in the SERP at age 55 with five years of service. As described above, the 50% Target Benefit in the SERP is reduced by 3% per year prior to age 65. The SERP was closed to all non-participating executives as of December 31, 2007. During 2014, only Messrs. Greig and Bichsel were eligible to take early retirement under the SERP.

In the event that a participant commits certain significant acts contrary to the interests of FirstMerit, including felonious criminal activity, disclosure of confidential information, and violations of obligations owed to FirstMerit, then all or a portion of the participant’s benefits under the SERP may be forfeited, and all or a portion of the participant’s pre-2005 benefits may be suspended. Under the terms of the SERP, participants agree not to compete with FirstMerit for a period of three years following their termination of employment. If a participant competes against FirstMerit during that time, all or a portion of the participant’s benefits under the SERP may be forfeited, and all or a portion of the participant’s pre-2005 benefits may be suspended.

With respect to Mr. Greig’s participation in the SERP, in December 2013, the Board approved, based on the recommendation of the Compensation Committee, an amendment to the SERP primarily to freeze the benefit payable under the SERP to Mr. Greig at the level of the benefit accrued by Mr. Greig under the SERP as of November 30, 2013. As a result of this freeze, neither later increases nor decreases in the CEO’s compensation nor any other change in circumstances will cause any increase or decrease in the amount payable to Mr. Greig under the SERP.

2008 SERP

The 2008 SERP is a nonqualified defined contribution plan designed for a select group of highly compensated employees, serving in executive tier positions who are not eligible to participate in the closed SERP. Eligible employees become participants under the 2008 SERP only upon designation by the Compensation Committee. Currently, Mr. Goodall and Ms. Pierce are the only named executive officers of FirstMerit participating in the 2008 SERP.

Pursuant to the 2008 SERP, FirstMerit maintains an account for each participant and makes an annual contribution to each participant’s account in an amount equal to 10% of the participant’s compensation for the portion of the plan year during which such participant was eligible to participate in the 2008 SERP. Except as otherwise determined by the Compensation Committee, each participant becomes 100% vested in their participant account upon the completion of at least 1,000 hours of service in three consecutive plan years. However, participants also become 100% vested upon the earliest occurrence of: (1) the participant’s death; (2) a determination that the participant is Disabled prior to his or her Separation from Service; or (3) termination of the participant by us Without Cause or the voluntary resignation of the participant for Good Reason, in each case, within two years following a Change in Control (as such initially capitalized terms are defined in the 2008 SERP). All amounts credited to a participant’s account that are not vested at the time of the participant’s Separation from Service are forfeited. A participant in the 2008 SERP will receive a distribution in cash equal to the value of the vested portion of his or her account generally within 90 days following his or her Separation from Service with FirstMerit. Pursuant to the 2008 SERP, each participant may direct that the participant’s account be valued as if it is invested in one or more investment fund indices that are available to participants in the 401(k) Plan. Under the 2008 SERP, each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments.

In the event that FirstMerit terminates a participant For Cause (as defined in the 2008 SERP), the participant forfeits all amounts credited to his or her account (whether vested or unvested) as of the date of his or her Separation from Service. Under the terms of the 2008 SERP, participants agree not to compete with FirstMerit for a period of three years following their Separation from Service. Additionally, each participant agrees that in the event of a violation of the non-competition provision, the participant will be required to repay FirstMerit an amount equal to all distributions received by the participant and will forfeit any amounts credited to their account.

2014 Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(2)
Paul G. Greig	Executive Deferred Plan	—	—	—	—
	2008 Excess Plan	—	—	$33	$342,157
	2008 SERP	—	—	—	—
Terrence E. Bichsel	Executive Deferred Plan	—	—	$(158,507)	$1,146,687
	2008 Excess Plan	—	—	$602	$5,869
	2008 SERP	—	—	—	—
Sandra E. Pierce	Executive Deferred Plan	—	—	—	—
	2008 Excess Plan	—	—	—	—
	2008 SERP	—	—	$2,382	$52,798
William P. Richgels	Executive Deferred Plan	—	—	—	—
	2008 Excess Plan	—	—	$4,647	$93,016
	2008 SERP	—	—	$—	$—
David G. Goodall	Executive Deferred Plan	—	—	$63	$5,953
	2008 Excess Plan	—	—	$2,256	$37,946
	2008 SERP	—	$75,000	$17,750	$319,338

(1)
All earnings in 2014 are tied to the performance of common shares or other designated investment fund indices, are not above-market and are not included in the 2014 Summary Compensation Table. All company contributions are included in the 2014 Summary Compensation Table.

(2)
The following amounts listed in this column were previously reported in the Summary Compensation Table as compensation: for the Executive Deferred Plan, Mr. Bichsel, $660,431, and Mr. Goodall, $4,100; for the 2008 Excess Plan, Mr. Greig, $269,740; Mr. Bichsel, $3,969; Mr. Richgels, $66,053; Mr. Goodall, $29,854; and for the 2008 SERP, Ms. Pierce, $50,417 and Mr. Goodall $217,212.

Executive Deferred Compensation Plan

Under the Executive Deferred Plan, FirstMerit offers flexibility to certain key employees with respect to the form and timing of compensation payments by providing participating executives the opportunity to defer a portion of their annual base salary and ICP compensation, if any, and invest in our common shares and/or an asset account. Under the Executive Deferred Plan, base salary up to 90% and cash incentive payments up to 100% can each be deferred in 1% increments. Executives electing to participate in the Executive Deferred Plan have the option of investing deferred compensation into a stock account and/or asset account, both of which are maintained by us in the participant’s name.

If a participating executive chooses to establish a stock account, we will maintain the account in the participant’s name and credit the account with stock credits equal to the number of Company common shares that could have been purchased with the amount of any deferred compensation, at the closing price of common shares on the day the stock account is credited. In addition, the stock account is credited with any dividends paid on FirstMerit common shares. Participants are 100% vested in their stock account at all times.

Participants in the Executive Deferred Plan may also elect to establish an annual asset account, which we will maintain in the participant’s name. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Executive Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time-to-time in its sole discretion. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset accounts at all times.

For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in a single payment or in up to 120 monthly installments. For deferrals on or after January 1, 2005, unless a participant elects an in-service distribution as described below, distribution of a participant’s stock and/or asset account may be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock and/or asset account in a single payment or in installments for up to 10 years. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment, provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive an in-service distribution of his or her annual deferrals, provided the election is made at the time of the deferral election and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole common shares, while distributions from a participant’s asset account will be made in cash.

Employment Agreements

On May 15, 2006, FirstMerit entered into an employment agreement with Paul G. Greig (which we refer to as the Greig Agreement) to retain him as our President and Chief Executive Officer. The Greig Agreement was subsequently amended on January 17, 2008 and January 8, 2009. The initial term of the Greig Agreement was set to expire on May 31, 2009; however, since neither FirstMerit nor Mr. Greig delivered written notice on or before June 1, 2008 of an intent not to renew the Greig Agreement, the Greig Agreement continued for an additional one year term. The Greig Agreement will continue to renew for additional one year terms (which we refer to as Additional One-Year Terms) unless either party delivers a written notice of an intent not to renew the Greig Agreement at least 12 months before the beginning of the next Additional One-Year Term. As of the date of this proxy statement, neither FirstMerit nor Mr. Greig has provided a notice of non-renewal.

As amended, the Greig Agreement provided for an initial base salary of $689,037.36, which may be (and has been) increased during the term at the discretion of the Board of Directors. Mr. Greig is also entitled to participate in any long-term or short-term cash bonus program that we adopt or maintain for our senior executives and shall be assigned a target bonus of no less than 100% of his base salary, with the payment conditions for such bonus established by the Compensation Committee. Additionally, Mr. Greig is entitled to participate in the health, welfare and retirement benefit and perquisite programs provided to our senior executives and is entitled to long-term disability insurance and reimbursement for one country club membership. Furthermore, Mr. Greig is entitled to reimbursement each year for the annual premiums he incurs for a variable, whole life insurance policy with a face value of $1,500,000 and is entitled to a distribution of 40 percent of the amount of any premiums taxable to him on account of such policy.

For a period of 24 full calendar months after Mr. Greig’s employment terminates for any reason (or 12 full calendar months after termination pursuant to either FirstMerit or Mr. Greig delivering a notice of intent not to renew the Greig Agreement), he will not directly or indirectly engage in any business that competes with us or our affiliates in any state where we or our affiliates have an office or branch during the term of the Greig Agreement and any state contiguous thereto. In addition, Mr. Greig is prohibited during the same time periods from soliciting, influencing or inducing any employee of the company or its affiliates to leave his or her employment.

If the Greig Agreement is terminated by FirstMerit without Cause or by Mr. Greig for Good Reason or is not renewed, Mr. Greig will be entitled to certain severance payments and other benefits (as such initially capitalized terms are defined in this paragraph). For a termination by FirstMerit without Cause or by Mr. Greig for Good Reason, these payments and benefits include payments equal to three times base salary and three times the most recent “target” cash bonus as well as continuation of health and life insurance benefits for 36 months. A portion of these severance payments are conditioned on Mr. Greig’s compliance with the non-competition provisions. Under the Greig Agreement, “Cause” is defined generally as: (1) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets of FirstMerit; (2) conviction of Mr. Greig of a felony or intentional and repeated violations by Mr. Greig of our written policies or procedures; (3) unauthorized disclosure of certain company confidential information; (4) intentional and material breach of any contract with, or violation of any legal obligation owed to, FirstMerit; (5) willful and intentional failure by Mr. Greig to materially comply (to the best of his ability) with a specific, written direction of the Board; (6) willful engagement in gross misconduct that is injurious to us; (7) Mr. Greig’s material breach of the Greig Agreement; or (8) any intentional cooperation with any party attempting to effect a change in control of FirstMerit unless the Board has approved or ratified that action before such change in control or if such cooperation is required by law. Under the Greig Agreement, “Good Reason” is defined generally as: (1) any breach of the Greig Agreement by or on behalf of FirstMerit; (2) a reduction in Mr. Greig’s title, duties, responsibilities or status; (3) the assignment to Mr. Greig of duties that are inconsistent with his office; (4) the modification of his reporting responsibilities; (5) certain involuntary reductions in base salary; (6) relocation to an office more than 50 miles distant from Akron, Ohio; (7) involuntary discontinuance of Mr. Greig’s participation in any company benefit plan unless the plan is discontinued equally to all participants; (8) any termination of employment or discontinuation of benefits during any period that Mr. Greig is unable to perform his duties due to a disability but before the end of the disability determination period; (9) an unsuccessful attempt by FirstMerit to terminate Mr. Greig for Cause or any attempted termination that is not effected pursuant to the required notice; or (10) our failure to obtain an assumption of its obligations under the Greig Agreement by any successor.

Executive Agreements

Change in Control Agreements

To promote stability among certain key officers, the Board of Directors has authorized FirstMerit to execute Amended Change in Control Agreements with certain executive officers of the Company, including each of the named executive officers. Pursuant to the terms of the Amended Change in Control Agreements, covered executive officers are provided with certain benefits upon the occurrence of: (1) a Change in Control (as defined in the Amended Change in Control Agreements); or (2) certain termination events following a Change in Control. In the event of a Change in Control, whether or not resulting in termination, covered executives are provided with the automatic vesting of all outstanding equity awards and certain executives (excluding Mr. Greig) are credited with 24 additional months of service, age and earnings in connection with calculating benefits under either the SERP or 2008 SERP. However, in the event that a covered executive is subsequently terminated for Cause (as defined in the Amended Change in Control Agreements), the executive will not be entitled to benefits under the Amended Change in Control Agreements.

If a Change in Control has occurred and during the Protection Period a covered executive’s employment is terminated: (1) by FirstMerit other than for Cause, Disability or death; or (2) by the executive for Good Reason (as such terms are defined in the Amended Change in Control Agreements), covered executives are generally provided with base salary, incentive compensation (at the “target” or higher level) and medical, life and accidental death and dismemberment insurance for a designated period following termination. In regards to base salary and incentive compensation, the executive officer is entitled to an amount payable in one lump sum equal to the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by a specific variable. Mr. Greig has a multiple of 3.0, and all other named executive officers have a multiple of 2.5. Each named executive officer is also entitled to receive an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Finally, each named executive officer also receives benefits for a period after termination corresponding with their specific multiple (in other words, 30 months for a 2.5 multiple and 36 months for a 3.0 multiple), which must include medical and life insurance benefits identical to those in effect just before the Change in Control.

None of the Amended Change in Control Agreements include a provision providing for the gross-up of excise taxes incurred with respect to so-called “golden parachute payments” under Section 280G of the Code. Each Amended Change in Control Agreement provides that if any payments or benefits, whether provided pursuant to the Amended Change in Control Agreement or otherwise, would constitute a “golden parachute” payment, then the amount of such payments or benefits will be reduced to the extent necessary so as not to constitute a “golden parachute payment” for purposes of Section 280G of the Code (but, in Mr. Greig’s case, only if that reduction results in a better net after-tax benefit to Mr. Greig).

In return for the benefits provided, covered executives agree to abide by certain confidentiality, cooperation and disclosure obligations in regards to the Company during a potential Change in Control situation, and in the case of executives other than Mr. Greig, certain non-competition provisions for a period of one year if: (1) the executive voluntarily terminates their employment for Good Reason following a Change in Control: or (2) we terminate the executive other than for Cause, Disability or death following a Change in Control.

Displacement Agreements

In addition to the Amended Change in Control Agreements, FirstMerit has executed displacement agreements with certain of our executive officers, including each of the named executive officers (excluding Ms. Pierce). The displacement agreements each provide that if there is a merger, acquisition or like transaction that does not result in or involve a change in control of FirstMerit and the named executive officer is subsequently terminated without Cause or voluntarily terminates for Good Reason (as such terms are defined in the displacement agreements) during the term of his or her agreement, the officer will be entitled to receive certain benefits similar to those provided for a qualifying termination under the Amended Change in Control Agreements. The Citizens acquisition was deemed to be a displacement for purposes of the displacement agreements.

Potential Payments Upon Termination or Change in Control

The tables below set forth a summary of the potential amounts payable to each named executive officer, based upon the closing price of our common shares effective December 31, 2014, the last trading day of the fiscal year, of $18.89, under various potential termination and change in control scenarios, including those provided pursuant to the Amended Change in Control Agreements and displacement agreements. Additionally, for Mr. Greig, the only named executive officer with an employment agreement, the table also provides an estimate of payments that would have been owed to him under the various termination provisions set forth in his employment agreement.
For Paul G. Greig, Chairman, President and Chief Executive Officer

Compensation Component	Voluntary Termination Without Good Reason(1)	Retirement(10)	Involuntary for Cause(1)	Involuntary Without Cause or Voluntary for Good Reason(1)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$16,747	$16,747	$16,747	$16,747	$16,747	$8,374	$16,747	$16,747	$16,747	$16,747
2008 Excess Plan	$342,157	$342,157	—	$342,157	$342,157	$342,157	$342,157	—	$342,157	$342,157
Excess Plan	$32,733	$32,733	$32,733	$32,733	$32,733	$16,367	$32,733	$32,733	$32,733	$32,733
SERP	$20,486,888	$20,486,888	—	$20,486,888	$20,486,888	$20,486,888	$20,486,888	—	$20,486,888	$20,486,888
Life Insurance(8)	$222,822	$222,822	$222,822	$222,822	$222,822	$1,500,000	$222,822	$222,822	$222,822	$222,822
Cash Severance (Base Salary)	—	—	—	$3,102,000	—	—	$3,102,000	—	—	$3,102,000
Cash Severance (Bonus)	—	—	—	$3,102,000	—	—	$3,102,000	—	—	$3,102,000
Restricted Stock/RSU Value	—	—	—	$782,669	$782,669	$782,669	$782,669	—	$782,669	$782,669
Performance-Based RSUs	—	—	—	$3,467,725	$3,467,725	$3,467,725	$3,467,725	—	$3,467,725	$3,467,725
Health and Welfare Benefits	—	—	—	$144,784	—	—	$144,784	—	—	$144,784
Outplacement	—	—	—	—	—	—	$35,000	—	—	$35,000
Excise Tax Forfeiture(9)	—	—	—	—	—	—	—	—	—	—
Total Value	$21,101,347	$21,101,347	$272,302	$31,700,525	$25,351,741	$26,604,180	$31,735,525	$272,302	$25,351,741	$31,735,525

For Terrence E. Bichsel, Senior Executive Vice President and Chief Financial Officer

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement(10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$543,367	$543,367	$543,367	$271,684	$543,367	$543,367	$543,367	$543,367
2008 Excess Plan	$5,869	$5,869	$5,869	$5,869	$5,869	—	$5,869	$5,869
Excess Plan	$308,101	$308,101	$308,101	$154,051	$308,101	$308,101	$308,101	$308,101
SERP	$3,250,577	$3,250,577	$3,250,577	$3,250,577	$3,276,829	—	$3,250,577	$3,276,829
Nonqualified Deferred Comp Balance	$1,146,687	$1,146,687	$1,146,687	$1,146,687	$1,146,687	$1,146,687	$1,146,687	$1,146,687
Life Insurance(8)	$228,508	$228,508	$228,508	$500,000	$228,508	$228,508	$228,508	$228,508
Cash Severance (Base Salary)	—	—	—	—	$1,178,750	—	—	$1,178,750
Cash Severance (Bonus)	—	—	—	—	$707,250	—	—	$707,250
Restricted Stock/RSU Value	—	—	$168,272	$168,272	$168,272	—	$168,272	$168,272
Performance-Based RSUs	—	—	$762,829	$762,829	$762,829	—	$762,829	$762,829
Health and Welfare Benefits	—	—	—	—	$72,506	—	—	$72,506
Outplacement	—	—	—	—	$25,000	—	—	$25,000
Excise Tax Forfeiture(9)	—	—	—	—	0	—	—	—
Total Value	$5,483,109	$5,483,109	$6,414,210	$6,259,969	$8,423,968	$2,226,663	$6,414,210	$8,423,968

For Sandra E. Pierce, Vice Chairman, FirstMerit Corporation, and Chairman & CEO, FirstMerit Michigan

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement (10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
2008 SERP	—	—	$52,798	$52,798	—	—	—	$52,798
Life Insurance(8)	$10,268	$10,268	$10,268	$500,000	—	$10,268	$10,268	$10,268
Cash Severance (Base Salary)	—	—	—	—	—	—	—	1,409,500
Cash Severance (Bonus)	—	—	—	—	—	—	—	$1,198,075
Restricted Stock/RSU Value	—	—	—	—	—	—	—	—
Performance-Based RSUs	—	—	$1,553,029	$1,553,029	—	—	$1,553,029	$1,553,029
Health and Welfare Benefits	—	—	—	—	—	—	—	$76,864
Outplacement	—	—	—	—	—	—	—	$25,000
Excise Tax Forfeiture (9)	—	—	—	—	—	—	—	—
Total Value	$10,268	$10,268	$1,616,095	$2,105,827	—	$10,268	$1,563,297	$4,325,534

For William P. Richgels, Senior Executive Vice President and Chief Credit Officer

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement (10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
2008 Excess Plan	$93,016	$93,016	$93,016	$93,016	$93,016	—	$93,016	$93,016
SERP	$4,812,591	$4,812,591	$4,812,591	$4,812,591	$4,985,946	—	$4,812,591	$4,985,946
Life Insurance(8)	$128,911	$128,911	$128,911	$500,000	$128,911	$128,911	$128,911	$128,911
Cash Severance (Base Salary)	—	—	—	—	$1,178,750	—	—	$1,178,750
Cash Severance (Bonus)	—	—	—	—	$707,250	—	—	$707,250
Restricted Stock/RSU Value	—	—	$168,272	$168,272	$168,272	—	$168,272	$168,272
Performance-Based RSUs	—	—	$762,829	$762,829	$762,829	—	$762,829	$762,829
Health and Welfare Benefits	—	—	—	—	$79,081	—	—	$79,081
Outplacement	—	—	—	—	$25,000	—	—	$25,000
Excise Tax Forfeiture(9)	—	—	—	—	—	—	—	—
Total Value	$5,034,518	$5,034,518	$5,965,619	$6,336,708	$8,129,055	$128,911	$5,965,619	$8,129,055
For David G. Goodall, Senior Executive Vice President — Commercial Banking

Compensation Component	Any Termination Not Otherwise Listed(1)	Retirement (10)	Disability(2)	Death(3)	Displacement + Involuntary Without Cause or Voluntary for Good Reason(4)	CIC + Involuntary for Cause(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
2008 Excess Plan	$37,946	$37,946	$37,946	$18,973	$37,946	$—	$37,946	$37,946
2008 SERP	—	—	$319,338	$319,338	$319,338	—	—	$319,338
Nonqualified Deferred Comp Balance	$5,953	$5,953	$5,953	$5,953	$5,953	$5,953	$5,953	$5,953
Life Insurance(8)	$17,010	$17,010	$17,010	$500,000	$17,010	$17,010	$17,010	$17,010
Cash Severance (Base Salary)	—	—	—	—	$1,004,250	—	—	$1,004,250
Cash Severance (Bonus)	—	—	—	—	$602,550	—	—	$602,550
Restricted Stock/RSU Value	—	—	$125,222	$125,222	$125,222	—	$125,222	$125,222
Performance-Based RSU	—	—	$583,034	$583,034	$583,034	—	$583,034	$583,034
Health and Welfare Benefits	—	—	—	—	$46,113	—	—	$46,113
Outplacement	—	—	—	—	$25,000	—	—	$25,000
Excise Tax Forfeiture (9)	—	—	—	—	—	—	—	—
Total Value	$60,909	$60,909	$1,088,503	$1,552,520	$2,766,416	$22,963	$769,165	$2,766,416

(1)
For Mr. Greig, the amounts are determined pursuant to the terms of his employment agreement and other applicable benefit arrangements. For the other named executive officers, none of whom has an employment agreement with us, the amounts are determined pursuant to the applicable benefit arrangements. As indicated above, Mr. Greig would forfeit all of the benefit under the SERP if the Compensation Committee determines that Mr. Greig should forfeit his SERP benefit if he has committed an act that constitutes "Cause" (as described in the SERP), and would forfeit all of the benefit under the 2008 Excess Plan for a termination for "Cause" (as defined in the 2008 Excess Plan).

(2)
Upon the termination of a named executive officer’s employment as a result of a permanent disability, the named executive officer is entitled to all accrued benefits under the Pension Plan, Excess Plan, 2008 Excess Plan, SERP and 2008 SERP, as applicable. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. Performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” rows represent only the value of the accelerated (or continued) vesting of unvested restricted stock and RSU awards outstanding for the named executive officers.

(3)
Upon death, each named executive officer’s designated beneficiary is entitled to receive a monthly payment equal to a 50% Joint and Survivor benefit of the named executive officer’s accrued Pension Plan and Excess Plan. The 2008 Excess Plan benefit is payable at 100%. Additionally, designated beneficiaries are entitled to pre-2005 SERP benefits in either (A) a 15-year certain annuity payment based on 100% of the named executive officer’s accrued benefits (if a member prior to 2001) or (B) a 50% Joint and Survivor benefit of the named executive officer's accrued benefit under the SERP; post-2004 benefit accruals are payable at 100%. The 2008 SERP benefit is also payable at 100%. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. Performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” rows represent only the value of the accelerated (or continued) vesting of unvested restricted stock and RSU awards outstanding for the named executive officers.

(4)
Pursuant to the displacement agreements, the calculation of “Cash Severance (Base Salary)” equals the product of the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by the named executive officer’s specific multiple (3.0 for Mr. Greig, 2.5 for our other NEOs). In addition, the calculation of each named executive officer’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the displacement agreements, all unvested time-based restricted stock and time-based and performance-based RSU awards and all unvested stock option awards vest in full upon displacement and, as all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” rows represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for the named executive officers. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the displacement corresponding with their specific multiple (in other words, 30 months for a 2.5 multiple, 36 months for a 3.0 multiple). We have not entered into a displacement agreement with Ms. Pierce.

(5)
Pursuant to the Amended Change in Control Agreements, executive officers that are terminated “For Cause” are not entitled to any additional compensation and only receive benefits accrued under the Pension Plan, Excess Plan, the 2008 Excess Plan, the SERP and 2008 SERP. As indicated above, Mr. Greig and the other applicable NEOs would forfeit all of the benefit under the SERP if the Compensation Committee determines that they should forfeit their SERP benefit if they have committed an act that constitutes "cause" (as described in the SERP), and would forfeit all of the benefit under the 2008 Excess Plan and 2008 SERP for a termination for "Cause" (as defined in the 2008 Excess Plan and 2008 SERP).

(6)
Pursuant to the Amended Change in Control Agreements, but subject to the SERP freeze with respect to Mr. Greig, named executive officers who voluntarily terminate their employment “Without Good Reason” are entitled to a SERP enhancement and any benefits accrued under the Pension Plan, the Excess Plan, the 2008 Excess Plan, the SERP and the 2008 SERP. In addition, all unvested time-based restricted stock and time-based and performance-based RSU awards and all unvested stock option awards vest in full upon the change in control. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” rows represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for the named executive officers.

(7)
Pursuant to the Amended Change in Control Agreements, the calculation of “Cash Severance (Base Salary)” equals the product of the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the change in control) multiplied by the named executive officer’s specific multiple (3.0 for Mr. Greig, 2.5 for our other NEOs). In addition, the calculation of each named executive officer’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the Amended Change in Control Agreements, all unvested time-based restricted stock and time-based and performance-based RSU awards and all unvested stock option awards vest in full upon the change in control and, as all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” rows represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for the named executive officers. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the event corresponding with their specific multiple (in other words, 30 months for a 2.5 multiple, 36 months for a 3.0 multiple).

(8)
For all events other than death, the amount represents the cash surrender value for each named executive officer’s life insurance policy. In the event of death, the amount represents the benefit to be received by each named executive officer’s designated beneficiary under the executive’s life insurance policy.

(9)
Pursuant to the Amended Change in Control Agreements and displacement agreements, compensation and benefits for each named executive officer, other than Mr. Greig, that are subject to Internal Revenue Code Section 280G must be less than what Section 280G characterizes as a “golden parachute.” Consequently, the amount presented reflects the compensation that the named executive officers must forfeit under the Amended Change in Control Agreements and displacement agreements in order to not exceed the Section 280G threshold, assuming for this purpose that the applicable transaction under a displacement agreement was a “change in control” for purposes of Section 280G. Mr. Greig’s Amended Change in Control Agreement provides that if any payments or benefits, whether provided pursuant to the Amended Change in Control Agreement or otherwise, would constitute a “golden parachute” payment, then the amount of such payments or benefits will be reduced to the extent necessary so as not to constitute a “golden parachute payment” for purposes of Section 280G of the Code, but only if that reduction results in a better net after-tax benefit to Mr. Greig. Since the amounts payable to Mr. Greig as of December 31, 2014 did not constitute a “golden parachute,” Mr. Greig was not subject to the excise tax imposed under Section 280G and therefore would not have been subject to any reduction.

(10)
Upon retirement, performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion.

2014 Director Compensation

The following table sets forth compensation information for 2014 for each of the non-employee directors of FirstMerit. Directors who are also employees receive no additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Lizabeth Ardisana	$73,750	$50,014	—	$1,685	$125,449
Steven H. Baer	$73,750	$50,014	—	$1,696	$125,460
Karen S. Belden	$82,083	$50,014	$18,486	$1,696	$152,279
R. Cary Blair	$115,917	$50,014	—	$1,696	$167,627
John C. Blickle	$158,013	$50,014	—	$1,696	$209,723
Robert W. Briggs	$98,500	$50,014	$5,476	$1,696	$155,686
Richard Colella	$73,750	$50,014	$38,170	$1,696	$163,630
Robert S. Cubbin	$73,750	$50,014	—	$1,685	$125,449
Gina D. France	$102,750	$50,014	$42,873	$1,696	$197,333
Terry L. Haines	$88,333	$50,014	—	$1,696	$140,043
J. Michael Hochschwender	$98,334	$50,014	$5,797	$1,696	$155,841
Clifford J. Isroff	$220,917	$50,014	$25,768	$1,696	$298,395
Philip A. Lloyd II	$118,500	$50,014	—	$1,696	$170,210
Russ M. Strobel	$73,750	$50,014	$3,418	$2,016	$129,198

(1)
The amounts reported in the “Fees Earned or Paid in Cash” column include any amounts deferred at the director’s election pursuant to the Director Deferred Plan. The amount also includes any fees received by the director for sitting on regional bank advisory boards.

(2)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value for stock awards granted during 2014 computed in accordance with FASB ASC Topic 718.

(3)
Earnings for all directors are related to the Director Deferred Plan and are based either on: (a) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year or (b) the performance of FirstMerit common shares. The column includes all earnings related to the Moody’s average Corporate Bond Yield.

(4)	The amounts reported in the “All Other Compensation” column consist solely of dividends paid on restricted stock grants.

The aggregate number of stock awards and the aggregate number of option awards outstanding on December 31, 2014 are as follows:

Name	Restricted Stock Awards (#)	Option Awards (#)
Lizabeth Ardisana	2,512	160
Steven H. Baer	2,512	—
Karen S. Belden	2,512	9,135
R. Cary Blair	2,512	9,135
John C. Blickle	2,512	9,135
Robert W. Briggs	2,512	9,135
Richard Colella	2,512	9,135
Robert S. Cubbin	2,512	—
Gina D. France	2,512	9,135
Terry L. Haines	2,512	9,135
J. Michael Hochschwender	2,512	6,090
Clifford J. Isroff	2,512	9,135
Philip A. Lloyd II	2,512	9,135
Russ M. Strobel	2,845	—

Under our 2014 director compensation program, the annual cash retainer for service on the Board of Directors was $40,000, and the Board’s Lead Independent Director, whose governance role and responsibilities are broad and significant, received an additional annual cash retainer of $65,000, in each case pro-rated and payable monthly in advance. In addition, we paid additional annual cash retainer fees as follows: Audit Committee and Risk Committee members received $25,000 and the Audit Chair and Risk Chair each received $45,000; Compensation Committee members received $25,000 and the Compensation Chair received $40,000; and Governance Committee members received $15,000 and the Governance Chair received $24,000. Finally, Ms. France received $5,000 for serving on a regional bank advisory board.

On April 16, 2014, each non-employee director received a grant of 2,512 restricted shares, representing approximately $50,000 in restricted share value as of the grant date. The restrictions on the award lapse one year after the grant date. In addition, the Board maintains share ownership guidelines for its directors. The guidelines state that within five years after adoption or commencement of service as a director, each director of FirstMerit should own common shares having a market value equal to at least five times the director’s base retainer. As of March 1, 2015, each non-employee director was either in compliance with the share ownership guidelines or had not completed a fifth year of service on the Board.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, or Director Deferred Plan, FirstMerit offers flexibility to non-employee directors with respect to the form and timing of compensation payment by providing participating directors the opportunity to defer all or a portion of their director fees and invest in a variety of investment vehicles, including our common shares. Directors electing to participate in the Director Deferred Plan have the option of investing deferred compensation into cash, stock and/or asset accounts, each of which is maintained by us in the name of each participant.

Participating directors may elect to establish an annual cash account, which will be maintained solely for recordkeeping purposes. If a participating director chooses to establish a cash account, FirstMerit will maintain a cash account in the name of the participant and credit the account with any deferred compensation plus interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Participating directors are 100% vested in their cash account at all times.

If a participating director chooses to establish a stock account, FirstMerit will maintain a stock account in the name of the participant and credit such account with stock credits equal to the number of our common shares that could have been purchased with the amount of any deferred compensation at the closing price of our common shares on the day on which the stock account is credited. In addition, the stock account is credited with any dividends paid on our common shares. Participants are 100% vested in their stock account at all times.

A participating director may also elect to establish an annual asset account, which will be maintained by FirstMerit in the name of the participant. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Director Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time to time. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset account at all times.

For deferred compensation attributed to a participating director’s cash and/or asset account, distributions will be made within 30 days after the last day of the month in which the participant’s Separation from Service (as such term is defined under the Director Deferred Plan) occurs and a participant may elect to receive amounts from their cash and/or asset account in either a lump sum payment or in up to 120 monthly installments. For distributions of a participant’s stock account, the distribution will be made within 30 days after the last day of the month in which the participant’s Separation from Service occurs and a participant may elect to receive distribution amounts in either a lump sum payment, 120 monthly installments, or in 10 annual installments, depending on the date the deferrals were made. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in their cash and/or stock account in a single sum or in up to five equal annual installments during service as a director, provided such election is made at least one year prior to the date of the requested distribution. Notwithstanding the foregoing, all of a participating director’s cash, stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole common shares, while distributions from a participant’s cash and/or asset account will be made in cash.

Nine of our non-employee directors have participated in the Director Deferred Plan during their service as directors. The following table provides details for those directors who have elected to participate in the Director Deferred Plan.

Name	Director Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lizabeth Ardisana	$—	$—	$—	$—	$—
Steven H. Baer	—	—	—	—	—
Karen S. Belden	—	—	(39,314)	—	707,689
R. Cary Blair	—	—	—	—	—
John C. Blickle	—	—	(203,148)	—	1,469,639
Robert W. Briggs	—	—	(40,997)	—	421,961
Richard Colella	36,875	—	18,943	—	757,217
Robert S. Cubbin	—	—	—	—	—
Gina D. France	102,750	—	14,520	—	932,400
Terry L. Haines	—	—	(41,829)	—	302,605
J. Michael Hochschwender	—	—	(54,427)	—	526,483
Clifford J. Isroff	—	—	25,768	50,000	395,037
Philip A. Lloyd II	—	—	—	—	—
Russ M. Strobel	—	—	3,418	—	53,541

(1)
Earnings for all directors are related to the Director Deferred Plan and are based either on: (a) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year, (b) the performance of certain investment fund indices, or (c) the performance of the common shares. The column includes all earnings accrued in 2014.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with FirstMerit’s management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in FirstMerit’s proxy statement for its 2015 shareholder meeting and in FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2014.
Compensation Committee:
R. Cary Blair, Chair
John C. Blickle
Terry L. Haines
J. Michael Hochschwender
Clifford J. Isroff

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee, or formerly an officer, of FirstMerit or any of its subsidiaries. None of such directors had any business or financial relationship with FirstMerit requiring disclosure in this proxy statement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for FirstMerit’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of FirstMerit’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the appointment of FirstMerit’s independent registered public accounting firm and must pre-approve all services provided.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. FirstMerit believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of FirstMerit’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of FirstMerit, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2014, Ernst & Young LLP (“EY”). The Audit Committee also discussed with EY matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. EY provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with EY any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of EY, and the Audit Committee has satisfied itself as to EY’s independence.

Based upon the Audit Committee’s discussions with management and EY, and the Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that EY be retained as the Company’s independent registered public accounting firm for the 2015 fiscal year.

The Audit Committee:
John C. Blickle, Chair
Karen S. Belden
Gina D. France
J. Michael Hochschwender

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed EY as the independent registered public accounting firm to examine the books, records and accounts of FirstMerit and its subsidiaries for the fiscal year ending December 31, 2015. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

EY was the independent registered public accounting firm of FirstMerit for the fiscal year ended December 31, 2014, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, appointment of FirstMerit’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this appointment as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of EY as FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposal Two. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of FirstMerit’s independent registered public accounting firm. Even if the current appointment is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of EY and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of FirstMerit and its shareholders.

Representatives of EY will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation of the FirstMerit Audit Committee and the FirstMerit Board of Directors

The FirstMerit audit committee and the FirstMerit board of directors each unanimously recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the current year.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by EY for fiscal 2014 and 2013 were as follows:

	2014	2013
Audit Fees	$2,111,925	$2,911,283
Audit-Related Fees	127,660	199,357
Tax Fees	478,208	3,900
All Other Fees	158,425	5,802,592

Audit Fees consist of fees billed in the last two fiscal years for the audit of FirstMerit’s annual financial statements, including the audit of internal control over financial reporting, the review of financial statements included in the Company’s Quarterly Reports on the Form 10-Q, statutory audits and services provided in connection with regulatory filings during those two years.
Audit-Related Fees consist of fees billed in the last two years for subsidiary and employee benefit plan audits.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

All Other Fees for 2014 consists primarily of $140,630 for FDIC assessment assistance and $15,800 for COSO advisory services. All Other Fees for 2013 consists primarily of our use of Ernst & Young LLP as one of our integration advisors solely related to the merger with and integration of Citizens. The integration advisory service began in 2012 and concluded in 2013. Ernst & Young LLP was selected as one of the integration advisors based substantially on its knowledge and familiarity of FirstMerit. The integration advisory service provided by Ernst & Young LLP is permissible and such service was considered a one-time event based on the significant size of the Citizens acquisition to FirstMerit. Ernst & Young LLP would not be engaged in a similar capacity on potential future acquisitions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that fees for the pre-approved services do not exceed $50,000 and that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees and Tax Fees described above were pre-approved by the Audit Committee. A copy of the pre-approval policy is available at www.firstmerit.com.

PROPOSAL THREE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF FIRSTMERIT’S NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and corresponding SEC rules enable FirstMerit’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with Commission rules. Accordingly, pursuant to Section 14A(1) of the Exchange Act, the following resolution will be submitted for shareholder approval at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of FirstMerit’s named executive officers, as disclosed in proxy statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure, hereby is APPROVED.

The Board of Directors believes that FirstMerit’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are imperative to align the compensation of the Company’s named executive officers with FirstMerit’s business goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Company’s key executives who are directly responsible for the Company’s continued success. In addition, the Board of Directors believes that its pay-for-performance philosophy and incentive-based compensation opportunities are designed to be competitive with the opportunities offered by similarly situated financial institutions within FirstMerit’s geographic footprint. This compensation philosophy, and the programs and policies adopted and approved by the Compensation Committee thereunder, has allowed FirstMerit to attract and retain talented financial services necessary to successfully lead the Company during the recent period of economic turbulence and its significant acquisition and integration strategy during 2014.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of our named executive officers in the section captioned “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement.

The proposal to approve the resolution regarding the compensation of FirstMerit’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions. FirstMerit currently conducts say-on-pay votes every year, and expects to hold the next say-on-pay vote in connection with its 2016 annual meeting of shareholders.

Recommendation of the FirstMerit Board of Directors

The FirstMerit board of directors unanimously recommends that shareholders vote “FOR” approval, on an advisory basis, of the compensation of FirstMerit’s named executive officers.

PROPOSAL FOUR

APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 2 OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS, AS AMENDED

General

FirstMerit is asking shareholders to approve certain amendments to Article III, Section 2 of the Second Amended and Restated Code of Regulations, as Amended (the "Regulations"). The Board of Directors of FirstMerit has approved a resolution to amend Article III, Section 2, of the Regulations to allow eligible shareholders to include their own nominee or nominees for director in our proxy materials, along with the candidates nominated by the Board of Directors of FirstMerit.

Article III, Section 2, of the Regulations

FirstMerit is seeking shareholder approval to amend Article III, Section 2 of the Regulations to allow eligible shareholders to include their own nominee or nominees for director in our proxy materials, along with the candidates nominated by the Board of Directors of FirstMerit. Article III, Section 2 of the Regulations currently provides for the procedure by which shareholders may nominate a candidate for election to the Board of Directors of FirstMerit at a meeting of shareholders but does not provide for a procedure by which shareholder may include such candidates in FirstMerit’s proxy materials.

Effect of the Proposed Amendment

Under the proposed amendments to Article III, Section 2, of the Regulations, eligible shareholders will have the ability to include their own nominee or nominees for director in our proxy materials, along with the candidates nominated by the Board of Directors of FirstMerit.

Proposal

If the proposal is approved by shareholders, new Article III, Section 2, of the Regulations would read in its entirety as follows:

Section 2 - Number of; Qualifications; Nominations.

(a)
The number of directors may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, or by the Board of Directors by the affirmative vote of at least two-thirds (2/3) of the authorized number of directors, but in no event shall the number of directors exceed fifteen (15) or be less than nine (9) without the approval of the holders of shares entitling them to exercise a majority of the voting power of the Corporation. Subject to the foregoing, the number of directors as of April 21, 2010 shall be twelve (12). No reduction in the number of the directors shall of itself have the effect of shortening the term of an incumbent director. A director need not be a shareholder of the Corporation.

(b)
Nominations for the election of directors may be made by the Board of Directors (a “Director Nominee”) or by any shareholder entitled to vote in the election of directors (a “Shareholder Nominee”). However, any shareholder entitled to vote in the election of directors at a meeting may nominate a director only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (a) with respect to an election to be held at an Annual Meeting of Shareholders, ninety (90) days in advance of the date established by the Code of Regulations for the holding of such meeting, and (b) with respect to an election to be held at a Special Meeting of Shareholders for the election of directors, the close of business on the seventh (7th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each Shareholder Nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (d) such other information regarding each Shareholder Nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the Shareholder Nominee been nominated, or intended to be nominated, by the Board of Directors, and (e) the consent of each Shareholder Nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(c)
The Corporation shall include in its proxy statement for any Annual Meeting of Shareholders the name, together with the Required Information (defined below), of any Shareholder Nominee identified in a timely notice that satisfies all of the requirements of Article III Subsection 2(b) delivered by one or more shareholders who at the time the request is delivered satisfy, or are acting on behalf of persons who satisfy the ownership and other requirements of both Article III Subsection 2(b) and this Subsection 2(c) (such shareholder or shareholders, and any person on whose behalf they are acting, the “Eligible Shareholder”), and who expressly elects at the time of providing the notice required by Article III Subsection 2(b) have its nominee included in the Corporation's proxy materials pursuant to this Subsection 2(c).

1.
For purposes of this Subsection 2(c), the "Required Information" that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) if the Eligible Shareholder so elects, a Statement (defined below).

2.
The Corporation shall not be required to include a Shareholder Nominee in its proxy materials for any meeting of shareholders for which (i) the Secretary receives a notice that the Eligible Shareholder has nominated a person for election to the Board of Directors pursuant to the notice requirements set forth in Article III Subsection 2(b) and (ii) the Eligible Shareholder does not expressly elect at the time of providing the notice to have its nominee included in the Corporation's proxy materials pursuant to this Subsection 2(c).

3.
The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation's proxy materials pursuant to this Subsection 2(c) but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board Nominees) appearing in the Corporation's proxy materials with respect to a meeting of shareholders shall not exceed 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to Article III Subsection 2(b) (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 20%. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article III Subsection 2(c) exceeds this maximum number, each Eligible Shareholder shall select one Shareholder Nominee for inclusion in the Corporation's proxy materials until the maximum number is reached, going in the order of the amount (largest to smallest) of shares of the Corporation's capital stock each Eligible Shareholder disclosed as owned in the written notice of the nomination submitted to the Corporation. If the maximum number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the maximum number is reached. A shareholder shall not be an Eligible Shareholder, and shall not be eligible to participate in a group of shareholders constituting an Eligible Shareholder, if, as of the Final Proxy Access Nomination Date, greater than 20% of the number of directors in office (or if such amount is not a whole number, the closest whole number below 20%) were elected to the Board of Directors pursuant to the submission of such directors’ candidacy under this Subsection 2(c) by such shareholder or any of its affiliates, or by any group of shareholders of which such shareholder or any of its affiliates is or has been a part.

4.
An Eligible Shareholder must have owned (as defined below) 3% or more of the Corporation's outstanding capital stock continuously for at least three years (the “Required Shares”) as of both the date the written notice of the nomination is delivered to or mailed and received by the Corporation in accordance with Article III Subsection 2(b) and the record date for determining shareholders entitled to vote at the meeting and must continue to own the Required Shares through the meeting date. For purposes of satisfying the foregoing ownership requirement under this Subsection 2(c), (i) the shares of common stock owned by one or more shareholders, or by the person or persons who own shares of the Corporation's common stock and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty, and (ii) a group of funds under common management and investment control shall be treated as one shareholder or person for this purpose. Within the time period specified in this Subsection 2(c) for providing notice of a nomination, an Eligible Shareholder must provide the following information in writing to the Secretary (in addition to the information required to be provided by Article III Subsection 2(b): (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder's agreement to provide, within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder's continuous ownership of the Required Shares through the record date, (ii) the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serving as a director if elected, (iii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be amended, (iv) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Subsection 2(c), (C) has not engaged and will not engage in, and has not and will not be, a "participant" in another person's "solicitation" within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee or a Board Nominee, (D) will not distribute to any shareholder any form of proxy for the meeting other than the form distributed by the Corporation, (E) intends to continue to own the Required Shares through the date of the meeting, (F) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (G) intends to continue to own the Required Shares for at least one year following the meeting, and (v) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder's communications with the Corporation's shareholders or out of the information that the Eligible Shareholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Article III Subsection 2(c), (C) file with the SEC all soliciting and other materials as required under this Subsection 2(c), and (D) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting. The inspector of elections shall not give effect to the Eligible Shareholder's votes with respect to the election of directors if the Eligible Shareholder does not comply with each of the representations in clause (iv) above.

5.
For purposes of this Article III Subsection 2(c), an Eligible Shareholder shall be deemed to "own" only those outstanding shares of the Corporation's capital stock as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation's capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder's or affiliates' full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall "own" shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder's ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. Whether outstanding shares of the Corporation's capital stock are "owned" for these purposes shall be determined by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its shareholders. For purposes of this Subsection 2(c), the term "affiliate" shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

6.
The Eligible Shareholder may provide to the Secretary, within the time period specified in Article III Subsection 2(b) for providing notice of a nomination, a written statement for inclusion in the Corporation's proxy statement for the meeting, not to exceed 500 words, in support of the Shareholder Nominee's candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Article III, the Corporation may omit from its proxy materials any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard.

7.
The Corporation shall not be required to include, pursuant to this Subsection 2(c), a Shareholder Nominee in its proxy materials (i) for any meeting for which the Secretary receives a notice that the Eligible Shareholder or any other shareholder has nominated a Shareholder Nominee for election to the board of directors pursuant to the requirements of Article III Section 2(b) and does not expressly elect at the time of providing the notice to have its nominee included in the Corporation's proxy materials pursuant to this Subsection 2(c), (ii) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a "participant" in another person's, "solicitation" within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a Board Nominee, (iii) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors, (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of its Code of Regulations, the Corporation's Articles of Incorporation, the listing standards of the principal exchange upon which the Corporation's capital stock is traded, or any applicable state or federal law, rule or regulation, (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) who is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (viii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (ix) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in the light of the circumstances under which they were made, not misleading, as determined by the Board of Directors, or (x) if the Eligible Shareholder or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this Article III Section 2.

8.
Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Article III Section 2, as determined by the Board of Directors or the person presiding at the meeting, or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Article III Section 2.

9.
The Eligible Shareholder (including any person who owns shares that constitute part of the Eligible Shareholder's ownership for purposes of satisfying this Subsection 2(c)) shall file with the SEC any solicitation or other communication with the Corporation's shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

10.	No person may be a member of more than one group of persons constituting an Eligible Shareholder under this Subsection 2(c).

11.
Any Shareholder Nominee who is included in the Corporation's proxy materials for a particular meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee's election, shall be ineligible to be a Shareholder Nominee pursuant to this Subsection 2(c) for the next two annual meetings of shareholders following the meeting for which the Shareholder Nominee has been nominated for election.

(d)
Notwithstanding the foregoing, the Board of Directors may issue shares of the Corporation’s no par preferred stock (the “Preferred Stock”) with provisions of the Preferred Stock entitling the holders thereof, to elect, as a class, up to two (2) directors (the “Preferred Directors”) on such terms and conditions as may be designated by the Board of Directors upon issuing the Preferred Stock. In the event that holders of the Preferred Stock become entitled to elect Preferred Directors, the number of directors shall be automatically increased by the number of Preferred Directors entitled to be elected. Any other matters with respect to the Preferred Directors, including without limitation, the nomination, election, removal and term of such Preferred Directors, shall be determined by the Board of Directors in the certificate designating the terms of the Preferred Stock.

THE BOARD OF DIRECTORS OF FIRSTMERIT UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE REGULATIONS.

PROPOSAL FIVE
SHAREHOLDER PROPOSAL TO LIMIT ACCELERATED EXECUTIVE PAY

General
The New York State Common Retirement Fund and the Marco Consulting Group Trust I have notified the Company that they intend to present the following proposal for consideration at the annual meeting:
RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer's termination, with such qualifications for an award as the Committee may determine.
For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC's Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2015 annual meeting.
Supporting Statement
FirstMerit Corporation (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive's performance.
According to last year’s proxy statement, a termination (involuntary without cause or voluntary for good reason) and change in control at the end of fiscal year 2013 could have accelerated the vesting of $10.4 million worth of long-term equity to the Company’s five senior executive, with former CEO Paul G. Greig entitled to $5.4 million.
    We are unpersuaded by the argument that executives somehow "deserve" to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a "pay for performance" philosophy worthy of the name.
We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.
Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.
We urge you to vote FOR this proposal
Board Recommendation
The Board recommends that you vote against this proposal because it would create a misalignment of management and shareholder interests in the context of a change in control. The Board believes that the current structure of equity awards, which calls for acceleration on a change in control, appropriately aligns the interests of executives and shareholders by providing incentives to pursue value-creating transactions and should be retained. Moreover, the proposal would position the Company outside the corporate mainstream on this issue, putting the Company at a competitive disadvantage in competing for and retaining executive talent.
Our Compensation Committee’s decisions are made to further the long-term interests of the Company and its shareholders. Equity compensation, which is inherently performance based and constitutes a significant percentage of each executive officer’s compensation, is provided in the form of restricted stock units that have value only if vesting occurs. These equity awards support the achievement of the Company’s long-term business strategies and goals, align executives’ financial rewards with the economic interests of our shareholders and promotes attraction and retention of the leadership talent required to lead our Company.
The Current Structure of Equity Awards Appropriately Aligns the Interests of Executives and Shareholders and Should not be Changed

A change in control creates uncertainty surrounding the plans of new ownership and whether employees will forfeit their ability to realize value from unvested equity. The risk of that loss creates an undesirable set of disincentives for the employees in connection with the consideration, negotiation and implementation of a transaction that would lead to a change-in-control. The Board believes that acceleration of awards in these circumstances correctly aligns the interests of participants, to maximize the share value, with the interests of shareholders in the context of a change in control. In addition, in a change in control, the equity performance awards (the majority of equity awards received by executive management) vest only at target, therefore already depriving them of some of the upside potential of the awards resulting from good performance. Placing the executives in a position to lose any more opportunity to earn their equity awards undermines pay-for-performance objectives.
The current structure aligns with shareholder interest for a second reason: participants who fear that they will lose all or a portion of their awards would have less incentive to remain with the Company if a change in control is imminent. This is particular true in the bank industry, where there is an extended period of time between announcing a transaction and closing the transaction because of the various required regulatory approvals. It is key to reduce that uncertainty among the leaders of the bank. The prospect of losing valued Company employees in connection with a change in control could reduce the value of the Company to an acquirer and could thus reduce the amount current shareholders would realize in the transaction. By assuring participants that they will realize the value from their equity awards in a change in control, the current acceleration provisions encourages employees to remain with the Company through the closing of the transaction, thus maintaining alignment with the best interests of the shareholders.
The Proposal Places the Company at a Disadvantage in Securing and Retaining Talent
Adoption of pro-rata vesting would not only cause a misalignment of interests, it would also put the Company at a competitive disadvantage in securing and retaining talent as it would erode the value to participants of their equity compensation relative to the practices of many competing potential employers. With pro-rata vesting, a portion of each equity award would be at risk of forfeiture in the event of a change in control. Participants would thus face a risk of loss that would make each award less valuable. Because the Committee believes that the structure of our equity compensation should be consistent across all participants, the proposed change would reduce the value of equity compensation for over 664 participants in the plan. This would create two undesirable options for the Company: either commit to incur the considerable cost of compensating each of these participants for the loss of value in their awards, or forgo doing so but at the risk of losing valuable employees to competitors. On the other hand, the costs of acceleration on a change-in-control that the proposal seeks to avoid, would be incurred only if there is actually a change in control. The proposal therefore places the Company at a competitive disadvantage with respect to many employees in order to save costs that are only speculative at best and may only be incurred with respect to a relative few, thus adversely impacting the shareholders.

THE BOARD OF DIRECTORS OF FIRSTMERIT UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE SHAREHOLDER PROPOSAL TO LIMIT ACCELERATED EXECUTIVE PAY.

ANNEX A

GAAP RECONCILIATION

		Year Ended December 31,
(Dollars in thousands)		2014	2013	2012	2011
	Net income	$237,951	$183,684	$134,106	$119,558
	Adjustments to net income, net of tax
Plus:	Branch closure costs	2,568	676	—	—
	Acquisition related charges	706	48,786	1,972	—
	Restructure expenses	564	—	—	—
	Total adjusted charges	3,838	49,462	1,972	—
	Adjusted net income (non-GAAP)	$241,789	$233,146	$136,078	$119,558
	Average assets (GAAP)	$24,418,211	$21,489,775	$14,620,627	$14,495,330
	Average equity (GAAP)	$2,790,139	$2,408,865	$1,608,108	$1,548,353
Less:	Average intangible assets	76,821	64,641	7,276	9,306
	Average goodwill	741,740	662,402	460,044	460,044
	Average tangible equity (non-GAAP)	$1,971,578	$1,681,822	$1,140,788	$1,079,003

	Return on average assets	0.97%	0.85%	0.92%	0.82%
	Adjusted return on average assets, net of Citizen’s merger related charges (non-GAAP)	0.99%	1.08%	0.93%	0.82%
	Return on average equity	8.53%	7.63%	8.34%	7.72%
	Adjusted return on average equity, net of Citizen’s merger related charges (non-GAAP)	8.67%	9.68%	8.46%	7.72%
	Return on average tangible equity (non-GAAP)	12.07%	10.92%	11.76%	11.08%
	Adjusted return on average tangible equity, net of Citizen’s merger related charges (non-GAAP)	12.26%	13.86%	11.93%	11.08%

**PRELIMINARY**

***FIRSTMERIT CORPORATION***
***3 CASCADE PLAZA***
***AKRON, OH 44308-103***
***ATTN: CARLTON E. LANGER***

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/FMER2015**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82930-P59063-Z64710 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**FIRSTMERIT CORPORATION**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____________________

**Nominees:**

01) Lizabeth A. Ardisana
02) Steven H. Baer
03) Karen S. Belden
04) R. Cary Blair
05) John C. Blickle
06) Robert W. Briggs
07) Richard Colella
08) Robert S. Cubbin
09) Gina D. France
10) Paul G. Greig
11) Terry L. Haines
12) J. Michael Hochschwender
13) Clifford J. Isroff
14) Philip A. Lloyd II
15) Russ M. Strobel

**The Board of Directors recommends you vote FOR proposals 2, 3 and 4.**

**The Board of Directors recommends you vote AGAINST the following proposal:**

| | For | Against | Abstain |
|---|---|---|---|
| 5. To consider a shareholder proposal if properly presented at the annual meeting. | ☐ | ☐ | ☐ |

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement, 2014 Annual Report to Shareholders and Proxy Card are available at www.proxyvote.com.

M82931-P59063-Z64710

**FIRSTMERIT CORPORATION**
**Annual Meeting of Shareholders**
**April 15, 2015, 10:00 AM EDT**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints PAUL G. GREIG, TERRENCE E. BICHSEL AND CARLTON E. LANGER, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 15, 2015, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, "FOR" THE APPROVAL OF PROPOSALS TWO, THREE AND FOUR AND "AGAINST" PROPOSAL FIVE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**